Exhibit 99.1
UPDATED CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEARS ENDED 2008, 2007, 2006
Item 6. Selected Consolidated Financial Data
     The selected consolidated financial data presented below for the five fiscal years in the period ended January 3, 2009 are derived from our audited financial statements and reflect the retrospective adoption of FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement). The selected consolidated financial data for the periods presented in this Current Report on Form 8-K have been adjusted to reflect the adoption of FSP APB 14-1. For further details see Note 1, “Operations and Significant Accounting Policies — Recently Issued Accounting Standards” in the Notes to Consolidated Financial Statements.
     The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below and our audited consolidated financial statements and notes thereto appearing elsewhere in this Current Report on Form 8-K.
     We report on a 52-53 week fiscal year, which ends on the Saturday closest to December 31. Accordingly, our fiscal year will periodically contain more or less than 365 days. For example, fiscal 2004 ended January 1, 2005, fiscal 2005 ended December 31, 2005, fiscal 2006 ended December 30, 2006 and fiscal 2007 ended December 29, 2007. Our fiscal year 2008 contained 53 weeks and ended on January 3, 2009 and our fiscal 2009 will include 52 weeks and will end on January 2, 2010.

	Fiscal Year
	2008(1)	2007(1)	2006(1)	2005	2004
	(In thousands, except per share data)
Statement of Operations:
Product sales	$313,564	$234,780	$214,133	$201,712	$172,341
Gross profit	185,998	136,264	125,485	123,340	100,222
Amortization of goodwill and purchased intangible assets	13,183	12,582	12,055	11,204	11,724
In-process research and development	—	—	1,120	—	—
Litigation, merger, restructuring and other costs	—	—	447	95	733
Net income (loss)	$18,331	$(603)	$470	$9,994	$1,427
Basic net income (loss) per share	$0.33	$(0.01)	$0.01	$0.20	$0.03
Diluted net income (loss) per share	$0.33	$(0.01)	$0.01	$0.20	$0.03
Cash and cash equivalents and short term available-for-sale investments	$248,651	$218,350	$194,478	$210,936	$145,859
Working capital	332,378	301,736	265,691	269,293	206,250
Total assets	684,085	613,009	590,215	572,792	516,708
Subordinated convertible debentures	124,115	116,959	110,407	104,406	98,912
Long-term deferred tax liability (2)	38,842	46,254	59,226	63,862	79,204
Total shareholders’ equity (2)	$466,279	$413,809	$384,691	$371,268	$318,432

(1)	On January 1, 2006, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R) and included share-based compensation for employee stock-based awards in our results of operations.

(2)	On December 31, 2006, we adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109 and as a result we reported a cumulative effect adjustment of $0.5 million, which increased our December 31, 2006 “Accumulated deficit” balance offset by a “Long-term deferred tax liability” balance.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Forward-Looking Statements
     This Current Report on Form 8-K includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the words “expects,” “projects,” “hopes,” “believes,” “intends,” “should,” “estimate,” “will,” “would,” “may,” “anticipates,” “plans,” “could” and other similar words. Actual results, events or performance could differ materially from these forward-looking statements based on a variety of factors, many of which are beyond our control. Therefore, readers are cautioned not to put undue reliance on these statements. Factors that could cause actual results or conditions to differ from those anticipated by these and other forward-looking statements include those more fully described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended January 3, 2009 and Quarterly Report on Form 10-Q for the quarterly period ended April 4, 2009, and in other documents we file with the Securities and Exchange Commission (“SEC”). These forward-looking statements speak only as of the date hereof. We are not under any obligation, and we expressly disclaim any obligation, to publicly release any revisions or updates to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.
     The following presentation of management’s discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements included elsewhere in this Current Report on Form 8-K.
Overview
     We are a leading manufacturer of mechanical circulatory support products for use by patients with HF. Our VADs are used primarily by HF patients to perform some or all of the pumping function of the heart. We currently offer the widest range of products to serve this market. We believe that our long-standing reputation for quality and innovation, and our excellent relationships with leading cardiovascular surgeons and HF cardiologists worldwide, position us to capture growth opportunities in the expanding HF market. Through our wholly-owned subsidiary ITC, we design, develop, manufacture and market point-of-care diagnostic test systems and incision products that provide fast and accurate blood test results to improve patient management, reduce healthcare costs and improve patient outcomes.
Our Business Model
     Our business is comprised of two operating divisions: Cardiovascular and ITC.
     The product line of our Cardiovascular division is:
•	Circulatory Support Products. Our mechanical circulatory support products include the PVAD, IVAD, HeartMate XVE, HeartMate II and CentriMag for acute, intermediate and long-term mechanical circulatory support for patients with advanced HF. We also manufacture and sell small diameter grafts using our proprietary materials to address the vascular access market for hemodialysis.
     The product lines of our ITC division are:
•	Point-of-Care Diagnostics. Our point-of-care products include diagnostic test systems that monitor blood coagulation while a patient is being administered certain anticoagulants, as well as monitor blood gas/electrolytes, oxygenation and chemistry status.

•	Incision. Our incision products include devices used to obtain a patient’s blood sample for diagnostic testing and screening for platelet function.

Critical Accounting Policies and Estimates
     We have identified the policies and estimates below as critical to our business operations and the understanding of our results of operations. The impact of, and any associated risks related to, these policies and estimates on our business operations are discussed below. Preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets, liabilities, revenue and expenses and the disclosure of contingent assets and liabilities. There can be no assurance that actual results will not differ from those estimates and assumptions.
Revenue Recognition
     We recognize revenue from product sales for our Cardiovascular and ITC business divisions when evidence of an arrangement exists, title has passed (generally upon shipment) or services have been rendered, the selling price is fixed or determinable and collectability is reasonably assured. Sales to distributors are recorded when title transfers upon shipment. A reserve for sales returns is recorded for sales through the distributor applying reasonable estimates of product returns based upon historical experience.
     We recognize sales of certain Cardiovascular division products to first-time customers when we have determined that the customer has the ability to use the products. These sales frequently include the sale of products and training services under multiple element arrangements. Training is not considered essential to the functionality of the products. The amount of revenue under these arrangements allocated to training is based upon fair market value of the training, which is typically performed on our behalf by third party providers. Under this method, the total value of the arrangement is allocated to the training and the Cardiovascular division products based on the relative fair market value of the training and products.
     In determining when to recognize revenue, management makes decisions on such matters as the fair values of the product and training elements when sold together, customer credit worthiness and warranty reserves. If any of these decisions proves incorrect, the carrying value of these assets and liabilities on our consolidated balance sheets or the recorded product sales could be significantly different, which could have a material adverse effect on our results of operations for any fiscal period.
Reserves
     We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make payments owed to us for product sales and training services. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.
     The majority of our products are covered by up to a two-year limited manufacturer’s warranty from the date of shipment or installation. Estimated contractual warranty obligations are recorded when the related sales are recognized and any additional amounts are recorded when such costs are probable and can be reasonably estimated, at which time they are included in “Cost of product sales” in our consolidated statements of operations. In determining the warranty reserve estimate, management makes judgments and estimates on such matters as repair costs and probability of warranty obligations. The change in accrued warranty expense is summarized in the following table:

	Balance	Charges to		Balance
	Beginning	Costs and	Warranty	End
	of Year	Expenses	Expenditures	of Year
	( in thousands)
Fiscal year ended 2008	$1,006	$1,925	$(1,860)	$1,071
Fiscal year ended 2007	$1,032	$634	$(660)	$1,006
Fiscal year ended 2006	$1,073	$756	$(797)	$1,032
     Estimated excess and obsolete inventory reserves are recorded when inventory levels exceed projected sales volume for a certain period of time. In determining the excess obsolete reserve, management makes judgments and estimates on matters such as forecasted sales volume. If sales volume differs from projection, adjustments to these reserves may be required.
     Management must make judgments to determine the amount of reserves to accrue. If any of these decisions proves incorrect, our consolidated financial statement could be materially and adversely affected.

Income Taxes
     We make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of tax credits, benefits, and deductions, such as tax benefits from our non-U.S. operations and in the calculation of certain tax assets and liabilities, which arise from differences in the timing of revenue and expense for tax and financial statement purposes.
     We record a valuation allowance to reduce our deferred income tax assets to the amount that is more-likely-than-not to be realized. In evaluating our ability to recover our deferred income tax assets we consider all available positive and negative evidence, including our operating results, on going tax planning and forecasts of future taxable income on a jurisdiction by jurisdiction basis. In the event we were to determine that we would be able to realize our deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance which would reduce the provision for income taxes. Conversely, in the event that all or part of the net deferred tax assets are determined not to be realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period such determination is made.
     We believe we have provided adequate reserves for uncertain tax positions for anticipated audit adjustments by United States federal, state and local, as well as foreign, tax authorities based on our estimate of whether, and the extent to which, additional taxes, interest and penalties may be due. If events occur which indicate payment of these amounts is unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the accrued liabilities are no longer warranted. If our estimate of tax liabilities proves to be less than the ultimate assessment, a further charge to expense would result.
Evaluation of Purchased Intangibles and Goodwill for Impairment
     In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we periodically evaluate the carrying value of long-lived assets to be held and used, including intangible assets subject to amortization, when events or circumstances warrant such a review. The carrying value of a long-lived asset to be held and used is considered impaired when the anticipated separately-identifiable undiscounted cash flows from such an asset are less than the carrying value of the asset. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Management must make estimates of these future cash flows, if necessary, and the approximate discount rate, and if any of these estimates proves incorrect, the carrying value of these assets on our consolidated balance sheets could become significantly impaired.
     In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, such assets with indefinite lives are not amortized but are subject to annual impairment tests. If there is an apparent impairment, a new fair value would be determined. If the new fair value is less than the carrying amount, an impairment loss would be recognized.
Valuation of Share-Based Awards
     We account for share-based compensation expense in accordance with the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment. Under SFAS No. 123(R), share-based compensation expense is measured at the grant date based on the value of the award and is recognized as expense over the vesting period. Determining the fair value of option awards at the grant date requires judgment, including estimating the expected term of stock options, the expected volatility of our stock, expected forfeitures and expected dividends. The computation of the expected volatility assumption used in the Black-Scholes option pricing model for option grants is based on historical volatility. When establishing the expected life assumption, we review annual historical employee exercise behavior of option grants with similar vesting periods. In addition, judgment is also required in estimating the amount of share-based awards that are expected to be forfeited. If actual results differ significantly from these estimates, share-based compensation expense and our results of operations could be materially affected.

Fair Value Measurements
     We adopted the provisions of SFAS No. 157, Fair Value Measurements, on December 30, 2007. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (“exit price”) in an orderly transaction between market participants at the measurement date.
     In determining fair value, we use various approaches, including market, income and/or cost approaches, and each of these approaches requires certain inputs. SFAS No. 157 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of us. Unobservable inputs are inputs that reflect our assumptions as compared to the assumptions market participants would use in pricing the asset or liability based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs as follows:
•	Level 1-Valuations based on quoted prices in active markets for identical assets or liabilities that we have the ability to access. Assets and liabilities utilizing Level 1 inputs include broker-dealer quote securities that can be traded in an active market. We used Level I assumptions for cash and cash equivalents. Since valuations are based on quoted prices that are readily and regularly available in an active market, a significant degree of judgment is not required.

•	Level 2-Valuations based on quoted prices of similar investments in active markets, of similar or identical investments in markets that are not active or model based valuations for which all significant inputs and value drivers are observable, directly or indirectly. Assets and liabilities utilizing Level 2 inputs primarily include municipal bonds and for the straight convertible debt feature of our senior subordinated convertible notes, except the make-whole provision, using a level 3 input, described below.

•	Level 3-Valuations based on inputs that are unobservable and significant to the overall fair value measurement. Assets and liabilities utilizing Level 3 inputs include certain auction rate securities, our Levitronix convertible debenture and the make-whole feature of our senior subordinated convertible notes. Given the current credit market illiquidity for auction rate securities, our estimates are subject to significant judgment by management.
     Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, our own assumptions are developed to reflect those that market participants would use in pricing the asset or liability at the measurement date. See Note 3 to the consolidated financial statements for further information about our financial assets that are accounted for at fair value.
     Due to the uncertainty inherent in the valuation process, estimates of fair value may differ significantly from the values that would have been obtained had an active market for the securities existed, and the differences could be material. After determining the fair value of our available-for-sale security, gains or losses on these investments are recorded to other comprehensive income, until either the investment is sold or we determine that the decline in value is other-than-temporary. Determining whether the decline in fair value is other-than-temporary requires management judgment based on the specific facts and circumstances of each investment. For investments in available-for-sale securities, these judgments primarily consider: the financial condition and liquidity of the issuer, the issuer’s credit rating, and any specific events that may cause us to believe that the debt instrument will not mature and be paid in full; and our ability and intent to hold the investment to maturity. Given the current market conditions, these judgments could prove to be incorrect, and companies with relatively high credit ratings and solid financial conditions may not be able to fulfill their obligations. In addition, if we decide not to hold an investment until maturity, it may result in the recognition of an other-than-temporary impairment.

Results of Operations
     The following table sets forth selected consolidated statements of operations data for the years indicated and as a percentage of total product sales:

	For the Fiscal Years Ended
	2008		2007		2006
	(in thousands, except percentages)
Product sales	$313,564	100%	$234,780	100%	$214,133	100%
Cost of product sales	127,566	41	98,516	42	88,648	41

Gross margin	185,998	59	136,264	58	125,485	59

Operating expenses:
Selling, general and administrative	94,142	30	82,044	35	73,687	35
Research and development	52,943	17	43,835	19	39,841	19
Amortization of purchased intangible assets	13,183	4	12,582	5	12,055	6
Purchased in-process research and development	—	—	—	—	1,120	1
Litigation	—	—	—	—	447	—

Total operating expenses	160,268	51	138,461	59	127,150	61

Income (loss) from operations	25,730	8	(2,197)	(1)	(1,665)	(2)
Other income and (expense):
Interest expense (1)	(10,984)	(4)	(10,428)	(4)	(10,066)	(4)
Interest income and other	9,146	3	8,624	4	8,451	5

Income (loss) before taxes	23,892	7	(4,001)	(1)	(3,280)	(1)
Income tax expense (benefit)(2)	5,561	2	(3,398)	(1)	(3,750)	(1)

Net income (loss)	$18,331	5%	$(603)	—%	$470	—%

(1)	Includes non-cash interest expense of $7.2 million, $6.6 million and $6.0 million for fiscal years ended 2008, 2007 and 2006, respectively, for the retrospective application of FSP APB 14-1. For further details see Note 1, “Operations and Significant Accounting Policies — Recently Issued Accounting Standards” in the Notes to Consolidated Financial Statements.

(2)	Includes tax benefit of $2.7 million, $2.5 million and $2.3 million for fiscal years ended 2008, 2007 and 2006, respectively, for the retrospective application of FSP APB 14-1. For further details see Note 1, “Operations and Significant Accounting Policies — Recently Issued Accounting Standards” in the Notes to Consolidated Financial Statements.
Product Sales
     Product sales in 2008 increased $78.8 million or 33.6% as compared to 2007 and in 2007 increased $20.6 million or 9.6% as compared to 2006.

	For the Fiscal Years Ended			Annual Percentage Change
	2008	2007	2006	2008/2007	2007/2006
	(in thousands)
Cardiovascular	$214,976	$144,220	$133,710	49.1%	7.9%
ITC	98,588	90,560	80,423	8.9%	12.6%

Total product sales	$313,564	$234,780	$214,133	33.6%	9.6%

     In 2008 as compared to 2007, Cardiovascular product sales increased by $70.8 million primarily due to higher sales from our HeartMate product line. The higher sales resulted from increased HeartMate II volume in North America and Europe, a commercial price increase for the HeartMate II in North America, and higher stocking revenue associated with the addition of fifty-five new HeartMate II centers. Also, product sales increased because of favorable foreign currency translation and higher Centrimag sales due to increased implant activity. This increase in product sales was partially offset by a 4% decline in the sales of the Thoratec product line due to HeartMate II cannibalization. ITC product sales increased by $8.0 million primarily due to higher domestic and international sales of our HEMOCHRON product line and higher international sales of our Alternate Site product line, partly offset by the decrease of our incision product line sales due to competitive offerings affecting both volume and selling price.

     In 2007 as compared to 2006, Cardiovascular product sales increased by $10.5 million, primarily due to increased sales of HeartMate II, partially offset by lower sales in our Thoratec product line as a result of increased usage of short term devices. In addition, a full year of product sales of CentriMag in 2007 totaling $6.6 million, contributed to the overall increase in product sales as compared to the three month of sales in 2006. ITC product sales increased by $10.1 million, primarily due to increased sales of our hospital point-of-care products along with increased sales of our alternate site and incision products resulting from market expansion and competitor product recalls. In addition, product sales of AVOXimeters also contributed to the increase in sales in 2007 as opposed to only fourth quarter sales in 2006.
     Sales originating outside of the United States and U.S. export sales accounted for approximately 26%, 28% and 24% of our total product sales in 2008, 2007 and 2006, respectively.
Gross Profit
     Gross profit and gross margin are as follows:

	For the Fiscal Years Ended			Annual Percentage Change
	2008	2007	2006	2008/2007	2007/2006
	(in thousands)
Total gross profit	$185,998	$136,264	$125,485	36.5%	8.6%

Total gross margin	59.3%	58.0%	58.6%	1.3%	0.6%

     In 2008 as compared to 2007, Cardiovascular gross margin percentage increased by 2.2% primarily due to increased HeartMate II prices in North America, favorable foreign currency translations, partially offset by the increased percentage of non-pump revenue and unfavorable manufacturing variances. ITC gross margin percentage decreased by 4.8% due to unfavorable geographic and product mix and increased unfavorable manufacturing variances.
     In 2007 as compared to 2006, Cardiovascular gross margin decreased by 0.6% due to unfavorable non-pump product mix and manufacturing variances partially offset by improved foreign currency exchange from our international operations. ITC gross margin was the same for 2007 and 2006, due to lower product costs offset by higher costs from product and geographic mix and the expenses related to the voluntary Pro Time recall.
Selling, General and Administrative
     Selling, general and administrative expenses increased $12.1 million in 2008 as compared to 2007 and increased $8.3 million in 2007 as compared to 2006:

	For the Fiscal Years Ended			Annual Percentage Change
	2008	2007	2006	2008/2007	2007/2006
	(in thousands)
Total selling, general and administrative	$94,142	$82,044	$73,687	14.7%	11.3%

     In 2008 as compared to 2007, Cardiovascular costs increased by $8.6 million, primarily due to market development initiatives and commercialization efforts associated with the HeartMate II and higher compensation expense. ITC costs increased $1.0 million, primarily due to higher sales and marketing personnel and travel costs. Corporate costs increased by $2.5 million, primarily due to higher compensation and various other corporate expenses.
     In 2007 as compared to 2006, Cardiovascular costs increased by $2.6 million, primarily due to an increase in personnel expenses in 2007 related to market expansion and preparation for HeartMate II commercial approval, unfavorable foreign currency exchange and an increase in share-based compensation expenses. ITC costs increased by $2.6 million, primarily due to higher personnel costs, consulting fees and an increase in reserves for overdue accounts receivable. In addition, in 2007 our ITC division incurred costs related to the AVOXimeter products for the full year as compared to selling costs incurred in 2006 for the fourth quarter only. Corporate costs increased by $3.1 million, because of higher consulting and legal expenses related to the review of our stock option granting practices conducted during the first quarter of 2007, market research and compliance costs.

Research and Development
     Research and development expenses in 2008 were $52.9 million, or 17% of product sales, compared to $43.8 million, or 19% of product sales, in 2007. Research and development expenses in 2007 were $43.8 million, or 19% of product sales, compared to $39.8 million, or 19% of product sales, in 2006.

	For the Fiscal Years Ended			Annual Percentage Change
	2008	2007	2006	2008/2007	2007/2006
	(in thousands)
Total research and development expenses	$52,943	$43,835	$39,841	20.8%	10.0%

     Research and development costs are largely project driven, and fluctuate based on the level of project activity planned and subsequently approved and conducted.
     In 2008 as compared to 2007, research and development costs increased $9.1 million. Cardiovascular costs increased $6.9 million, primarily due to increased research and development costs associated with our HeartMate product line peripheral enhancements and new product technology. ITC costs increased $2.2 million, primarily due to new product development.
     In 2007 as compared to 2006, research and development costs increased $4.0 million. Cardiovascular costs increased $2.2 million, primarily due to regulatory and clinical costs associated with Phase II of the HeartMate II pivotal trial and HeartMate II product development. ITC costs increased $1.8 million, primarily due to higher personnel and consulting costs related to new product development.
Amortization of Purchased Intangible Assets
     Amortization of purchased intangible assets in 2008 was $13.2 million as compared to $12.6 million in 2007. The $0.6 million increase resulted from decreasing the estimated useful lives of certain of our intangible assets at our Cardiovascular division at the beginning of fiscal year 2008.
     Amortization of purchased intangible assets in 2007 was $12.6 million as compared to $12.1 million in 2006. The $0.5 million increase is attributable to higher amortization of intangible costs from the acquisition of Avox in October 2006.
Purchased In-Process Research and Development
     Our in-process research and development (“IPR&D”) expenses were none in 2008 and 2007 compared to $1.1 million in 2006. IPR&D costs from the acquisition of Avox in October 2006 were expensed in 2006 because they related to technological projects that were in development, had not reached technological feasibility, had no alternative future use and for which successful development was uncertain.
Litigation Costs
     Litigation charges in 2008 and 2007 were none compared to $0.4 million in 2006. The expenses in 2006 were primarily comprised of costs associated with a Federal securities law putative class action, and a related shareholder derivative action.

Interest Expense
     Interest expense was $11.0 million in 2008, $10.4 million in 2007 and $10.1 million in 2006 and primarily relate to the subordinated convertible notes as follows:

	For the Fiscal Years Ended			Annual Percentage Change
	2008	2007	2006	2008/2007	2007/2006
	(in thousands)
Interest expense(1)	$10,574	$10,018	$9,654	5.6%	3.8%
Amortization of debt issuance costs related to senior subordinated convertible notes	410	410	412	0.0%	0.0%

Total interest expense	$10,984	$10,428	$10,066	5.3%	3.6%

(1)	Includes non-cash interest expense of $7.2 million, $6.6 million and $6.0 million for fiscal years ended 2008, 2007 and 2006, respectively, as a result of the retrospective adoption of FSP APB 14-1. For further details see Note 1, “Operations and Significant Accounting Policies — Recently Issued Accounting Standards” in the Notes to Consolidated Financial Statements.
Interest Income and Other
     Interest income and other was $9.1 million in 2008, $8.6 million in 2006 and $8.5 million in 2006 as follows:

	For the Fiscal Years Ended			Annual Percentage Change
	2008	2007	2006	2008/2007	2007/2006
	(in thousands)
Interest income	$8,744	$8,063	$7,617	8.4%	5.9%
Foreign currency, net	73	347	99	79.0%	250.5%
Other	329	214	735	53.7%	70.9%

Total interest income and other	$9,146	$8,624	$8,451	6.1%	2.0%

Income Taxes
          Our effective tax rate was an expense of 23% in 2008 compared to a benefit of 85% in 2007. The increase in our annual effective tax rate of 108% on a comparative basis was primarily due to a significant increase in operating profit, and an increase in reserves recorded under FIN 48, Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109, related to domestic income tax positions.
     Our effective tax rate was a benefit of 85% in 2007 compared to a benefit of 114% in 2006. The increase in our annual effective tax rate of 29% on a comparative basis was primarily due to a tax expense from our U.S. tax return-to-provision true-up recorded in 2007, as compared to a tax benefit associated with this item in 2006, the sunset of the Extraterritorial Income Exclusion provisions in 2006 and reduced benefits from favorable foreign tax rates, all of which were only partially offset by increased tax advantaged income, the absence of any in-process research and development write-down for 2007 as compared to 2006, and lower permanent deductions related to expensing of incentive stock options. The 2006 effective rate benefit associated with the return-to-provision true-up as compared to the tax expense recorded for this item in 2007 primarily resulted from increased research and development credit realization in our 2005 tax return.

Liquidity and Capital Resources
Cash, Cash Equivalents and Investments
     We consider short-term, highly liquid financial instruments that are readily convertible to cash and have maturities of 90 days or less from the date of purchase to be cash equivalents.
     Investments classified as short-term consist of various financial instruments such as commercial paper, U.S. government agency obligations and corporate notes and bonds with high credit quality with maturities of greater than 90 days when purchased are classified as available-for-sale. Investments classified as long-term consist of our investments in auction rate securities.
     Following is a summary of our cash, cash equivalents and investments:

	For the Fiscal Years Ended
	2008	2007	2006
	(in thousands)
Cash and cash equivalents	$107,053	$20,689	$67,453
Short term investments	141,598	197,661	127,025
Restricted short-term investments	—	—	1,681
Long-term investments	29,959	—	—

Total cash and equivalents and investments	$278,610	$218,350	$196,159

     We believe that cash and cash equivalents, short-term available-for-sale investments on hand and expected cash flows from operations, will be sufficient to fund our operations, capital requirements and stock repurchase programs for at least the next twelve months.
     As of January 3, 2009 we owned approximately $37.2 million of auction rate securities. The assets underlying these investments are student loans which are AAA or AA rated, and backed by the U.S. government under the Federal Family Education Loan Program or private insurers. Historically, these securities have provided liquidity through a Dutch auction process that resets the applicable interest rate periodically every seven to 365 days. Beginning in February of 2008, these auctions began to fail. Although we have realized higher interest rates for many of these auction rate securities than we would have otherwise, the principal amount will not be accessible until future auctions for these securities are successful, a secondary market is established, or these securities are called for redemption. Therefore, our auction rate securities are classified as long-term and are valued at $30.0 million using significant unobservable inputs.
     As a result of these auction failures, these auction rate securities do not have a readily determinable market value. To estimate their fair values at January 3, 2009, we used a discounted cash flow model based on estimated interest rates, the present value of future principal and interest payments discounted at rates considered to reflect current market conditions, and the credit quality of the underlying securities. Specifically, we estimated the future cash flows over a five year period, and applied a credit default rate to reflect the risk in the marketplace for these investments that has arisen due to the lack of an active market. As a result of feedback from outside consultants and government activities, including recent settlement agreements, our assumption on the expected recovery period of seven years at September 28, 2008 was modified to five years at January 3, 2009. Because of the inherent subjectivity in valuing these securities, we also considered independent valuations obtained for each of our auction rate securities in estimating fair values.
     The following table provides a reconciliation of the beginning and ending balances for auction rate securities measured at fair value using significant unobservable inputs (level 3):

Auction Rate
Securities
(in thousands)

Balance at December 29, 2007	$—
Transfer to Level 3	46,050
Settlements at par	(8,850)
Unrealized holding loss, included in other comprehensive loss	(7,241)

Balance at January 3, 2009	$29,959

     We continue to monitor the market for auction rate securities and consider its impact (if any) on the fair value of our investments. If the current market conditions deteriorate further, or the anticipated recovery in fair values does not occur, we may be required to record additional unrealized losses in other comprehensive income or other-than-temporary impairment charges to the consolidated statement of operation in future periods.
     We intend and have the ability to hold these auction rate securities until the market recovers or until maturity. We do not anticipate having to sell these securities in order to operate our business. We believe that, based on our current unrestricted cash, cash equivalents and short- term marketable security balances of $249 million at January 3, 2009, the current lack of liquidity in the credit and capital markets will not have an impact on our liquidity, our cash flow or our ability to fund our operations. If the issuers of the auction rate securities are unable to successfully complete future auctions and their credit ratings deteriorate, we may in the future be required to record an impairment charge on these investments. It could conceivably take until the final maturity of the underlying notes (up to 30 years) to realize our investments’ recorded value.
Long-term obligation
     In 2004, we completed the sale of $143.8 million initial principal amount of senior subordinated convertible notes due in 2034. The senior subordinated convertible notes were issued at an issue price of $580.98 per note, which is 58.098% of the principal amount at maturity of the notes. The senior subordinated convertible notes bear interest at a rate of 1.3798% per year on the principal amount at maturity of $247.4 million, equivalent to 2.375% per year on the initial principal amount, payable semi-annually in arrears in cash on May 16 and November 16 of each year, from November 16, 2004 until May 16, 2011. Beginning in May 2011, the original issue discount will accrue daily at a rate of 2.375% per year on a semi-annual bond equivalent basis and, on the maturity date, the holder will receive $1,000 per note. On January 4, 2009 we adopted FSP APB 14-1, which we have applied retrospectively, resulting in an increase to non-cash interest expense based on calculating interest expense at the market rate of 9% percent per annum at the date of issuance as compared to the coupon rate of 2.375%. For further details see Note 1, “Operations and Significant Accounting Policies — Recently Issued Accounting Standards” in the Notes to Consolidated Financial Statements included in this Current Report on Form 8-K. Holders of the senior subordinated convertible notes may convert their convertible notes into shares of our common stock at a conversion rate of 29.4652 shares per $1,000 principal amount of senior subordinated convertible notes, which represents a conversion price of $19.72 per share, subject to adjustments upon the occurrence of certain events as set forth in the indenture. Holders have been and are able to convert their convertible notes at any point after the close of business on September 30, 2004 if, as of the last day of the preceding calendar quarter, the closing price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding calendar quarter is more than 120% of the accreted conversion price per share of our common stock. Commencing October 1, 2008, this market price conversion feature was satisfied, such that holders of the senior subordinated convertible notes may convert their notes through the final maturity date of the notes into shares of our common stock at a conversion rate of 29.462 shares per $1,000 principal amount of senior subordinated convertible notes, subject to adjustments as provided in the indenture. If holders elect conversion, we may, at our option, deliver shares of common stock, pay a holder in cash, or deliver a combination of shares and cash, as determined pursuant to the terms of the notes.
Cash Flow Activities
     Following is a summary of our cash flow activities:

	For the Fiscal Years Ended
	2008	2007	2006
	(in thousands)
Net cash provided by operating activities	$51,040	$14,364	$16,800
Net cash provided by (used in) investing activities	7,331	(78,041)	13,963
Net cash provided by financing activities	28,064	16,960	617
Effect of exchange rate changes on cash and cash equivalents	(71)	(47)	964

Net increase (decrease) in cash and cash equivalents	$86,364	$(46,764)	$32,344

Cash Provided by Operating Activities
     In 2008, cash provided by operating activities was $51.0 million. This amount included net income of $18.3 million increased by positive non-cash adjustments to net income of $34.7 million primarily comprised of $10.5 million related to depreciation, $13.2 million related to amortization, $10.9 million related to share-based compensation expenses, $7.2 million related to non-cash interest expense on our senior subordinated convertible notes and $6.9 million of tax benefit related to the exercise of stock options. These positive cash contributions were partially offset by a decrease of $4.5 million related to excess tax benefits from stock options exercises and a decrease of $9.5 million in our net deferred tax liability. Changes in assets and liabilities used additional cash of $6.2 million primarily due to the increase in receivables and inventory offset by an increase in accounts payable and accrued liabilities.
Cash Provided by or Used in Investing Activities
     In 2008, cash provided by investing activities was $7.3 million, due to the net sales of investments of $17.7 million, partially offset by $10.4 million purchases of property, plant and equipment, net of $3.1 million in transfers of drivers and demonstration equipment from inventory into fixed assets. The purchased property, plant and equipment included $6.0 million primarily for leasehold improvements related to the expansion of our manufacturing facility and purchases of management information systems equipment at our Cardiovascular division and $4.4 million for facility expansion costs at our ITC division.
Cash Provided by Financing Activities
     In 2008, cash provided by financing activities was $28.1 million, and primarily was comprised of $25.0 million from proceeds related to stock option exercises and purchases under our Employee Stock Purchase Plan and $4.5 million from excess tax benefits from stock option exercises, partially offset by $1.4 million of restricted stock purchased for payment of income tax withholding due upon vesting.
Cash Used in Acquisitions
     On February 12, 2009, we entered into a merger agreement pursuant to which we will acquire HeartWare, subject to customary conditions, including adoption of the merger agreement by HeartWare’s stockholders, the absence of certain legal impediments to consummation of the merger and the expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The aggregate value of the cash and equity consideration payable by us in the merger is approximately $282.0 million of which approximately 50% will be paid in cash.
Off Balance Sheet Arrangements
     Letter of Credit — We maintain an Irrevocable Standby Letter of Credit as part of our workers’ compensation insurance program. The Letter of Credit is not collateralized. The Letter of Credit automatically renews on June 30th of each year, unless terminated by one of the parties. At January 3, 2009, our Letter of Credit balance was approximately $850,000.

Contractual Obligations
     As of January 3, 2009, we had the following contractual obligations:

	Total	2009	2010	2011	2012	2013	Thereafter
	(in millions)
Long-Term Debt Obligations (a)	$255.9	$3.4	$3.4	$1.7	$—	$—	$247.4
Operating Lease Obligations (b)	29.9	3.1	3.4	3.4	3.4	3.2	13.4
Purchase Obligations (c)	90.3	40.0	13.0	12.3	11.6	11.6	1.8

Total	$376.1	$46.5	$19.8	$17.4	$15.0	$14.8	$262.6

(a)	Includes interest of $8.5 million and original issue discount of $103.7 million. See note 10 to our consolidated financial statements included in this Current Report on Form 8-K related to our long-term debt.

(b)	Our operating lease obligations of $29.9 million were comprised of our various leased facilities and office equipment.

(c)	Our purchase obligations include $58.8 million of supply agreements in effect at January 3, 2009.
     As of January 3, 2009, the liability for uncertain tax positions was $9.7 million including interest and penalties. Due to the high degree of uncertainty regarding the timing of potential future cash flows associated with these liabilities, we are unable to make a reasonably reliable estimate of the amount and period in which these liabilities might be paid.
Recently Issued Accounting Pronouncements
     In October 2008, the Financial Accounting Standards Board (“FASB”) issued Financial Statement Position (“FSP”) No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active, that clarified the application of SFAS No. 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP No. 157-3 is applicable to the valuation of auction rate securities held by us for which there was no active market as of January 3, 2009. FSP No. 157-3 was effective upon issuance, including prior periods for which the financial statements have not been issued. The adoption of FSP No. 157-3, during the fiscal year January 3, 2009, did not have a material impact on our consolidated results of operations or financial condition.
     In June 2008, the FASB Issued FSP Emerging Issues Task Force (“EITF”) 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. FSP EITF 03-6-1 clarified that all outstanding unvested share-based payment awards that contain rights to non-forfeitable dividends participate in undistributed earnings with common shareholders. Awards of this nature are considered participating securities and the two-class method of computing basic and diluted earnings per share must be applied. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. The implementation of this standard will not have a material impact to our earnings per share calculation.
     In May 2008, the FASB issued FSP Accounting Principles Board (“APB”) 14-1, Accounting For Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which alters the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements upon conversion such as our senior subordinated convertible notes originally recorded at a book value of $143.8 million. FSP APB 14-1 was effective for us on January 3, 2009.
     The financial statements of the prior periods presented in this Current Report on Form 8-K have been adjusted for the retrospective application of FSP APB 14-1 on January 4, 2009. Pursuant to FSP APB 14-1, we are required to account for the liability and equity components of the senior subordinated convertible notes separately in a manner that reflects our nonconvertible debt borrowing rate when interest expense is subsequently recognized. FSP APB 14-1 requires retrospective application as of May 16, 2004. Accordingly, the consolidated financial statements included in this Current Report on Form 8-K have been adjusted to reflect our adoption of FSP APB 14-1. We estimated the fair value of the senior subordinated convertible notes without the conversion feature as of the date of issuance (“liability component”). The estimated fair value of the liability component was approximately $95.1 million and was determined using a discounted cash flow approach. For further details see Note 1, “Operations and Significant Accounting Policies — Recently Issued Accounting Standards” in the Notes to Consolidated Financial Statements included in this Current Report on Form 8-K.
     In May 2008, the FASB issued SFAS No. 162, Hierarchy of Generally Accepted Accounting Principles. SFAS No. 162 identifies the source of accounting principles and the framework for selecting the principles used in the preparation of financial statements. SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The implementation of this SFAS No. 162 will not have a material impact to our consolidated financial position and consolidated results of operations.

     In April 2008, the FASB issued FSP No. 142-3, Determination of the Useful Life of Intangible Assets. FSP No. 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. FSP No. 142-3 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. The implementation of this standard will not have a material impact to our consolidated financial position and consolidated results of operations.
     In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, which is intended to help investors better understand how derivative instruments and hedging activities affect an entity’s financial position, financial performance and cash flows through enhanced disclosure requirements. The main requirement is to disclose the objectives and strategies for using derivative instruments by their underlying risk as well as a tabular format of the fair values of the derivative instruments and their gains and losses. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We are currently evaluating the impact this pronouncement will have on our disclosure requirements for our derivatives when we adopt SFAS No. 161, at the beginning of our fiscal year 2009.
     In February 2008, the FASB issued SFAS No. 157-2, Effective Date of FASB Statement No. 157. With the issuance of SFAS No. 157-2, the FASB agreed to: (a) defer the effective date of SFAS No. 157 for one year for certain nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), and (b) remove certain leasing transactions from the scope of SFAS No. 157. The deferral is intended to provide the FASB time to consider the effect of certain implementation issues that have arisen from the application of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities. We are currently evaluating the additional accounting and disclosure requirements that we will be required to provide at the beginning of our fiscal year 2009, when we adopt SFAS No. 157 for nonfinancial assets and nonfinancial liabilities following the expiration of the deferral period.
     In December 2007, the FASB issued SFAS No. 141R, Business Combinations, which requires the acquiring entity in a business combination to record all assets acquired and liabilities assumed at their respective acquisition-date fair values, changes the recognition of assets acquired and liabilities assumed arising from contingencies, changes the recognition and measurement of contingent consideration, and requires the expensing of acquisition-related costs as incurred. SFAS No. 141R also requires additional disclosure of information surrounding a business combination, such that users of the entity’s financial statements can fully understand the nature and financial impact of the business combination. The provisions of SFAS No. 141R will only impact us if we are a party to a business combination after our fiscal year 2008.
     In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements), which amends Accounting Research Bulletin No. 51, Consolidated Financial Statements. SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS No. 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. The implementation of SFAS No. 160 will not have a material impact to our consolidated financial position and consolidated results of operations when we adopt SFAS No. 160 at the beginning of our fiscal year 2009.

Item 8. Financial Statements and Supplementary Data
THORATEC CORPORATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Financial Statements:
Reports of Independent Registered Public Accounting Firm	23-24
Consolidated Balance Sheets	25
Consolidated Statements of Operations	26
Consolidated Statements of Shareholders’ Equity	27
Consolidated Statements of Cash Flows	28
Notes to Consolidated Financial Statements	29

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of Thoratec Corporation:
We have audited the accompanying consolidated balance sheets of Thoratec Corporation and its subsidiaries (the “Company”) as of January 3, 2009 and December 29, 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three fiscal years in the period ended January 3, 2009. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Thoratec Corporation and subsidiaries as of January 3, 2009 and December 29, 2007 and the results of their operations and their cash flows for each of the three fiscal years in the period ended January 3, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
As discussed in Note 1 and Note 14 to the consolidated financial statements, in 2007 the Company changed its method of accounting for uncertain income tax positions upon adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of Financial Accounting Standards No. 109.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of January 3, 2009, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2009 expressed an unqualified opinion on the Company’s internal control over financial reporting.
/s/ DELOITTE & TOUCHE LLP
San Francisco, CA
February 27, 2009 (June 10, 2009, as to the effects of the retrospective adoption of Financial Accounting Standards Board Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion as disclosed in Note 1)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of Thoratec Corporation:
We have audited the internal control over financial reporting of Thoratec Corporation and its subsidiaries (the “Company”) as of January 3, 2009 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of January 3, 2009, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the fiscal year ended January 3, 2009 of the Company and our report dated February 27, 2009 (June 10, 2009 as to the effect of the retrospective adoption of Financial Accounting Standards Board Staff Position No. APB 14-1 Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion as disclosed in Note 1) expressed an unqualified opinion on those financial statements and financial statement schedule.
/s/ DELOITTE & TOUCHE LLP
San Francisco, CA
February 27, 2009

THORATEC CORPORATION
CONSOLIDATED BALANCE SHEETS

	As of Fiscal Years Ended
	January 3, 2009	December 29, 2007
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$107,053	$20,689
Short-term available-for-sale investments	141,598	197,661
Receivables, net of allowances of $947 in 2008 and $861 in 2007	55,065	45,368
Inventories	61,373	54,935
Deferred tax assets	8,397	6,077
Short-term income taxes receivable	2,514	484
Prepaid expenses and other assets	4,901	5,895

Total current assets	380,901	331,109

Property, plant and equipment, net	50,138	46,477
Goodwill	99,287	98,368
Purchased intangible assets, net	108,584	121,767
Long-term available-for-sale investments	29,959	—
Other long-term assets	15,216	15,288

Total Assets	$684,085	$613,009

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,563	$9,770
Accrued compensation	25,550	14,314
Other accrued liabilities	12,410	5,289

Total current liabilities	48,523	29,373

Senior subordinated convertible notes	124,115	116,959
Long-term deferred tax liability	38,842	46,254
Other	6,326	6,614

Total Liabilities	217,806	199,200

Contingencies (Note 9)
Shareholders’ equity:
Common shares: no par, authorized 100,000; issued and outstanding 56,395 in 2008 and 54,108 in 2007	—	—
Additional paid-in-capital	528,657	486,845
Accumulated deficit	(56,634)	(74,259)
Accumulated other comprehensive income:
Unrealized gain (loss) on investments	(3,337)	317
Cumulative translation adjustments	(2,407)	906

Total accumulated other comprehensive income	(5,744)	1,223

Total Shareholders’ Equity	466,279	413,809

Total Liabilities and Shareholders’ Equity	$684,085	$613,009

See notes to consolidated financial statements.

THORATEC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Fiscal Years Ended
	2008	2007	2006
	(in thousands, except per share data)
Product sales	$313,564	$234,780	$214,133
Cost of product sales	127,566	98,516	88,648

Gross profit	185,998	136,264	125,485

Operating expenses:
Selling, general and administrative	94,142	82,044	73,687
Research and development	52,943	43,835	39,841
Amortization of purchased intangible assets	13,183	12,582	12,055
In-process research and development	—	—	1,120
Litigation costs	—	—	447

Total operating expenses	160,268	138,461	127,150

Income (loss) from operations	25,730	(2,197)	(1,665)
Other income and (expense):
Interest expense	(10,984)	(10,428)	(10,066)
Interest income and other	9,146	8,624	8,451

Income before taxes	23,892	(4,001)	(3,280)
Income tax expense (benefit)	5,561	(3,398)	(3,750)

Net income (loss)	$18,331	$(603)	$470

Net income (loss) per share:
Basic	$0.33	$(0.01)	$0.01

Diluted	$0.33	$(0.01)	$0.01

Shares used to compute net income (loss) per share:
Basic	55,097	53,493	52,155
Diluted	56,196	53,493	53,270
See notes to consolidated financial statements.

THORATEC CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

					Accumulated
					Other	Total	Total
	Common	Additional	Accumulated	Deferred	Comprehensive	Shareholders’	Comprehensive
	Shares	Paid-in Capital	Deficit	Compensation	Income (Loss)	Equity	Income (Loss)
	(in thousands)
BALANCE, DECEMBER 31, 2005, as previously reported	51,737	$407,531	$(58,801)	$(184)	$(399)	$348,147

Retrospective application of FSP APB 14-1, net of taxes		28,462	(5,341)			23,121

BALANCE, DECEMBER 31, 2005, as adjusted	51,737	435,993	(64,142)	(184)	(399)	371,268

Exercise of common stock options for cash	1,079	13,380				13,380
Issuance of common shares under Employee Stock Purchase Plan	118	1,692				1,692
Tax benefit related to employees’ and directors’ stock plans		2,811				2,811
Repurchase of common shares, net	(605)	(7,385)	(8,847)			(16,232)
Share-based compensation		9,912		184		10,096
Comprehensive income:
Unrealized loss on available-for-sale investments (net of taxes of $161)					242	242	242
Foreign currency translation adjustment					964	964	964
Net income			470			470	470

Total comprehensive income							$1,676

BALANCE, DECEMBER 30, 2006	52,329	$456,403	$(72,519)	$—	$807	$384,691

Cumulative adoption effect of FIN 48			(534)			(534)
Exercise of common stock options for cash	1,178	14,036				14,036
Issuance of common shares under Employee Stock Purchase Plan	137	1,958				1,958
Tax benefit related to employees’ and directors’ stock plans		3,327				3,327
Repurchase of common shares, net	464	(411)	(603)			(1,014)
Share-based compensation		11,532				11,532
Comprehensive income:
Unrealized loss on available-for-sale investments (net of taxes of $222)					333	333	333
Foreign currency translation adjustment					83	83	83
Net loss			(603)			(603)	(603)

Total comprehensive income (loss)							$(187)

BALANCE, DECEMBER 29, 2007	54,108	$486,845	$(74,259)	$—	$1,223	$413,809

Exercise of common stock options for cash	1,768	22,914				22,914
Issuance of common shares under Employee Stock Purchase Plan	149	2,062				2,062
Tax benefit related to employees’ and directors’ stock plans		6,926				6,926
Repurchase of common shares, net	370	(715)	(706)			(1,421)
Share-based compensation		10,625				10,625
Comprehensive income:
Unrealized loss on available-for-sale investments (net of taxes of $2,436)					(3,654)	(3,654)	(3,654)
Foreign currency translation adjustment					(3,313)	(3,313)	(3,313)
Net income			18,331			18,331	18,331

Total comprehensive income							$11,364

BALANCE, JANUARY 3, 2009	56,395	$528,657	$(56,634)	$—	$(5,744)	$466,279

See notes to consolidated financial statements.

THORATEC CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Fiscal Years Ended
	2008	2007	2006
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$18,331	$(603)	$470
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	23,731	21,836	20,292
In process research and development	—	—	1,120
Investment premium amortization (net)	2,307	977	65
Non-cash interest and other	893	424	776
Non-cash interest expense	7,156	6,554	5,999
Write-down of investment	—	500	—
Write-down of capitalized costs	490	161	1,588
Tax benefit related to stock options	6,926	3,327	2,812
Share-based compensation expense	10,866	11,414	9,558
Excess tax benefits from share-based compensation	(4,509)	(1,980)	(1,777)
Loss on disposal of asset	573	254	14
Change in net deferred tax liability	(9,512)	(12,015)	(8,724)
Changes in assets and liabilities:
Receivables	(12,635)	(3,373)	(7,389)
Inventories	(10,433)	(8,804)	(8,271)
Prepaid expenses and other assets	1,069	(1,124)	(388)
Accounts payable	998	(3,661)	4,985
Accrued compensation and other accrued liabilities	15,191	3,587	(2,509)
Accrued income taxes	(402)	(2,976)	(1,463)
Other	—	(134)	(358)

Net cash provided by operating activities	51,040	14,364	16,800

Cash flows from investing activities:
Purchases of available-for-sale investments	(153,238)	(257,668)	(354,970)
Sales of available-for-sale investments	96,471	175,475	340,379
Maturities of available-for-sale and restricted investments	74,475	12,803	66,990
Investment in convertible debentures and preferred shares	—	(2,000)	(5,000)
Purchases of property, plant and equipment, net	(10,377)	(6,651)	(24,498)
Acquisition of A-VOX Systems, Inc., net of cash acquired	—	—	(8,786)
Other	—	—	(152)

Net cash provided by (used in) investing activities	7,331	(78,041)	13,963

Cash flows from financing activities:
Proceeds from stock option exercises	22,914	14,036	13,380
Proceeds from stock issued under employee stock purchase plan	2,062	1,958	1,692
Excess tax benefits from share-based compensation	4,509	1,980	1,777
Repurchase and retirement of common shares	(1,421)	(1,014)	(16,232)

Net cash provided by financing activities	28,064	16,960	617
Effect of exchange rate changes on cash and cash equivalents	(71)	(47)	964

Net increase (decrease) in cash and cash equivalents	86,364	(46,764)	32,344
Cash and cash equivalents at beginning of fiscal year	20,689	67,453	35,109

Cash and cash equivalents at end of fiscal year	$107,053	$20,689	$67,453

Supplemental disclosure of cash flow information:
Cash paid for taxes	$8,947	$9,345	$2,053

Cash paid for interest	$3,414	$3,414	$3,414

Supplemental disclosure of non-cash investing and financing activities:
Transfers of equipment from inventory to property, plant and equipment	$3,055	$3,698	$1,917

See notes to consolidated financial statements.

THORATEC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Operations and Significant Accounting Policies
The Company and Basis of Presentation
     Thoratec Corporation (referred to in these Notes as “we,” “our,” “us,” “Thoratec” or the “Company”), is headquartered in Pleasanton, California and is a manufacturer of mechanical circulatory support products for use by patients with heart failure (“HF”). We develop, manufacture and market products that are used by physicians and hospitals for cardiac assist, vascular and diagnostic applications. We organize and manage our business by functional operating entities, which operate in two business segments: Cardiovascular and International Technidyne Corporation (“ITC”). Our Cardiovascular segment develops, manufactures and markets proprietary medical devices used for circulatory support and vascular graft applications. Our ITC segment designs, develops, manufactures and markets point-of-care diagnostic test systems and incision products. We conduct business both domestically and internationally. On October 3, 2006, ITC, our wholly-owned subsidiary, acquired 100% of the outstanding common shares of privately held A-VOX Systems, Inc. (“Avox”).
     We report on a 52-53 week fiscal year, which ends on the Saturday closest to December 31. The fiscal year ended December 30, 2006 (“2006”) included 52 weeks, the fiscal year ended December 29, 2007 (“2007”) included 52 weeks and the fiscal year ended January 3, 2009 (“2008”) included 53 weeks.
Principles of Consolidation
     The consolidated financial statements include the accounts of the Company and our wholly-owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates
     The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires us to make estimates and judgments that affect the amounts reported in our consolidated financial statements and the accompanying notes. The accounting estimates that require our most significant, difficult and subjective judgments include:
▪	the valuation of available-for-sale investments and the determination of other-than-temporary impairments;

▪	the assessment of recoverability of long-lived assets;

▪	the share-based compensation expense;

▪	the recognition and measurement of current and deferred income taxes (including the measurement of uncertain tax positions); and

▪	the valuation of inventory.
     The actual results that we experience may differ materially from our estimates.
Major Customers and Concentration of Credit Risk
     We primarily sell our products to large hospitals and distributors. No customer accounted for more than 10% of total product sales in fiscal year 2008, 2007 or 2006. No customer had an accounts receivable balance greater than 10% of total accounts receivable at the end of fiscal year 2008 or 2007.

     Financial instruments that potentially expose us to concentrations of credit risk consist primarily of cash, cash equivalents, short and long-term investments, and trade accounts receivable. Cash and cash equivalents held with financial institutions may exceed the amount of insurance provided by the Federal Deposit Insurance Corporation on such deposits. Investments in municipal bonds and auction rate securities, backed by U.S Government or private insurers, are subject to credit risk, however, we invest in high-grade instruments and limit our exposure to any one issuer. In addition, we have recorded an impairment loss on our auction rate securities. Concentration of credit risk with respect to our trade accounts receivable to our customers is limited to large hospitals and distributors. Credit is extended to our customers, based on an evaluation of a customer’s financial condition and generally collateral is not required. To date, credit losses have not been significant; however, we maintain allowances for potential credit losses.
Certain Risks and Uncertainties
     We are subject to certain risks and uncertainties and believe that changes in any of the following areas could have a material adverse effect on our future financial position or results of operations: counterparty credit risk in the current market environment; the ability to receive and maintain U.S. Food and Drug Administration (“FDA”), and foreign regulatory authorities approval to manufacture, market and sell our products; our ability to adequately and timely address issues raised by the FDA inspections; the ability to direct and manage current and future growth, including the growth of the number of Destination Therapy (“DT”) procedures performed; physician acceptance of our current or future products; our reliance on specialized suppliers; the ability to manufacture products on an efficient and timely basis and at a reasonable cost and in sufficient volume, including the ability to obtain timely deliveries of parts from suppliers; our ability to identify and correct quality issues in a timely manner and at a reasonable cost; new product development and introduction, including FDA approval and market receptiveness; the ability to protect our proprietary technologies or an infringement by us of others’ patents; the number of heart transplants conducted; any reduction in the number of medical procedures requiring certain types of blood monitoring; our dependence upon distributors and any changes made to our method of distribution; competition from other products; worldwide demand for circulatory support and graft products and blood coagulation testing and skin incision devices and the management of risks inherent in selling in foreign countries; foreign currency fluctuations; the long and variable sales and deployment cycle of our ventricular assist device (“VAD”) products; the willingness of third party payors to cover and provide appropriate levels of reimbursement for our products; our subordinated convertible notes, their repayment and potential related dilution from conversion; the ability to realize the full value of our intangible assets; product liability or other claims; the ability to attract and retain talented employees; stock price volatility due to general economic conditions or future issuances and sales of our stock; the integration of any current and future acquisitions of companies or technologies; the occurrence of catastrophic disasters; the ability to achieve and maintain profitability; claims relating to the handling, storage or disposal of hazardous chemicals and biomaterials; changes in legal and accounting regulations and standards; changes in tax regulations; and limitations on potential acquisitions and stock pricing.
Cash and Cash Equivalents
     Cash equivalents are defined as short-term, highly liquid investments with maturities of 90 days or less at the time of purchase.
Investments
     Investments classified as short-term available-for-sale are reported at fair value based upon quoted market prices and consist primarily of corporate and municipal bonds, and U.S. government obligations. Investments with maturities beyond one year are classified as short-term, since they are available and intended for use in current operations.
     For all investments, temporary differences between cost and fair value are presented as a separate component of accumulated other comprehensive income. We have determined that the investments had no impairments that were classified as other-than-temporary. The specific identification method is used to determine realized gains and losses on investments.

Fair Value of Financial Instruments
     Financial instruments include cash and cash equivalents, short-term available-for-sale investments, and long-term investments, customer receivables, accounts payable, senior subordinated convertible notes and certain other accrued liabilities.
     The fair values of short-term available-for-sale, long-term investments and senior subordinated convertible notes are assessed using guidance from SFAS No.157, Fair Value Measurements, are based on the observability of the inputs used in the valuation of such assets and liabilities, and ranked such fair values according to the following fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:
Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:	Directly or indirectly observable market based inputs used in models or other valuation methodologies.

Level 3:	Unobservable inputs that are not corroborated by market data which require significant management judgment or estimation.
     In accordance with the reporting requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments, we calculate the fair value of our assets and liabilities that qualify as financial instruments.
Inventories
     Inventories are stated at the lower of cost or market. Cost is based on the first in, first out method.
Property, Plant and Equipment
     Property, plant and equipment is stated at cost. Depreciation is computed using the straight-line method based on estimated useful lives of 2 to 30 years. Leasehold improvements are amortized over the lesser of the useful life or the remaining term of the lease. Property, plant and equipment include certain medical devices rented to customers. Depreciation expense of all rental equipment included in our rental program is recognized ratably over two to three years and is recorded in cost of product sales.
     The Company leases certain facilities for administration, manufacturing and warehousing under long-term operating leases. Any scheduled rent increases, rent holidays and other related incentives are recognized on a straight-line basis over the term of the lease.
Capitalized Software Costs for Internal Use
     Costs of computer software developed or obtained for internal use are capitalized in accordance with Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Capitalized computer software costs consist of purchased software licenses, implementation costs and consulting for certain projects that qualify for capitalization. We expense costs related to preliminary project assessment, research and development, re-engineering, training and application maintenance as incurred. Our ITC division capitalized a new enterprise resource planning software system (“ERP System”) in fiscal 2006 with capitalized costs of $1.9 million. All capitalized software costs are depreciated on a straight-line method over eight years after being placed in service. Depreciation expense for the ERP System and financial reporting system in fiscal 2008 and 2007 was $0.6 million and $0.3 million, respectively.
Valuation of Long-Lived Assets
     In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we periodically evaluate the carrying value of long-lived assets to be held and used including intangible assets, when events or circumstances warrant such a review. The carrying value of a long-lived asset to be held and used is considered impaired when the anticipated separately identifiable undiscounted cash flows from such an asset are less than the carrying value of the asset. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.

Goodwill
     In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, we do not amortize goodwill. We completed an impairment test of goodwill as required by SFAS No. 142. Upon completion of our impairment tests at the end of fiscal 2008, we determined that goodwill was not impaired.
Deferred Compensation Plan
     We established a non-qualified, unfunded deferred compensation plan for certain management employees and our Board of Directors. Amounts deferred and contributed under the deferred compensation plan are credited or charged with the performance of investment options offered under the plan and elected by the participants. The liability for compensation deferred under this plan was $1.4 million and $1.8 million at January 3, 2009 and December 29, 2007, respectively, and is included in “Other long-term” on our consolidated balance sheets. We manage the risk of changes in the fair value of the liability for deferred compensation by electing to match our liability under the plan with an investment that offsets a substantial portion of the Company’s exposure. The cash value of the investment vehicle, which includes funding for future deferrals, was $1.7 million and $2.2 million for the fiscal years ended 2008 and 2007, and is included in “Other assets” on our consolidated balance sheets.
Debt Issuance Costs
     Costs incurred in connection with the issuance of our senior subordinated convertible notes have been capitalized and are included in other assets on the consolidated balance sheet. These costs are amortized using the effective interest method until May 2011, the point at which we can redeem the debt, and such amortization expense is reflected in “Interest expense” on the consolidated statements of operations.
Foreign Currency Translation
     Our international operations consist primarily of sales and service personnel for our Cardiovascular division who report to our U.S. sales and marketing group. The functional currency is the local currency. All assets and liabilities of our non-U.S. operations are translated into U.S. dollars at the period-end exchange rates and the resulting translation adjustments are included in other comprehensive income. The period-end translation of the non-functional currency assets and liabilities (primarily assets and liabilities on our U.K. subsidiary’s consolidated balance sheet that are not denominated in U.K. pounds) at the period-end exchange rates result in foreign currency gains and losses, which are included in “Interest income and other.”
Revenue Recognition and Product Warranty
     We recognize revenue from product sales of our Cardiovascular and ITC divisions when evidence of an arrangement exists, title has passed (generally upon shipment) or services have been rendered, the selling price is fixed or determinable and collectibility is reasonably assured. Sales to distributors are recorded when title transfers upon shipment. One distributor has certain limited product return rights. Other distributors have certain rights of return upon termination of their distribution agreement. A reserve for sales returns is recorded for these customers applying reasonable estimates of product returns based upon significant historical experience in accordance with SFAS No. 48, Revenue Recognition when Right of Return Exists. No other direct sales customers or distributors have return rights.
     Sales of certain Cardiovascular products to first-time customers are recognized when it has been determined that the customer has the ability to use such products. These sales frequently include the sale of products and training services under multiple element arrangements. Training is not essential to the functionality of the products. The amount of revenue under these arrangements allocated to training is based upon fair market value of the training, which is typically performed on behalf of the Company by third party providers. The amount of product sales allocated to the Cardiovascular segment products is done on a fair value basis. Under this approach, the total value of the arrangement is allocated to the training and the Cardiovascular segment products based on the relative fair market value of the training and products.
     We also rent certain medical devices to customers on a month-to-month or as-used basis. Rental income is based on utilization and is included in product sales as earned. Included in product sales for fiscal 2008, 2007 and 2006 are $9.2 million, $7.3 million and $7.4 million, respectively, of income earned from the rental of these medical devices.

     The majority of our products are covered by up to a two-year limited manufacturer’s warranty. Estimated contractual warranty obligations are recorded when related sales are recognized and any additional amounts are recorded when such costs are probable and can be reasonably estimated and are included in “Cost of product sales.” The change in accrued warranty expense is summarized in the following table:

	Balance	Charges to		Balance
	Beginning	Costs and	Warranty	End
	of Year	Expenses	Expenditures	of Year
	( in thousands)
Fiscal year ended 2008	$1,006	$1,925	$(1,860)	$1,071
Fiscal year ended 2007	$1,032	$634	$(660)	$1,006
Fiscal year ended 2006	$1,073	$756	$(797)	$1,032
Research and Development Expense
     Research and development costs are charged to expense when incurred in accordance with Financial Accounting Standards Board (“FASB”) SFAS No. 2, Accounting for Research and Development Costs. Major components of research and development expenses consist of personnel costs, including salaries and benefits, and regulatory and clinical costs associated with our compliance with FDA regulations. Research and development costs are largely project driven, and the level of spending depends of the level of project activity planned and subsequently approved and conducted.
     During the fourth quarter of 2006, we expensed previously capitalized assets of $1.6 million related to HeartMate III.
Purchased In-Process Research and Development
     Purchased in-process research and development from a business combination represents the value assigned or paid for acquired research and development for which there is no alternative future use as of the date of acquisition. The income approach is generally used to value purchased in-process research and development. The income approach is based on the premise that the value of a security or asset is the present value of the future earning capacity that is available for distribution. Purchased in-process research and development is charged to expense as part of the allocation of the purchase price of a business combination.
     In connection with our acquisition of Avox on October 3, 2006, we recorded $1.1 million related to purchased in-process research and development expenses for the year ended December 30, 2006. There were no purchased in-process research and development expenses for the year ended January 3, 2009 or December 29, 2007.
Share-Based Compensation
     On January 1, 2006, we adopted SFAS No. 123(R), Share-Based Payment, which requires the measurement and recognition of compensation expense for all our share-based awards made to employees and directors including, stock options, restricted shares, restricted share units and purchase rights under our Employee Stock Purchase Plan (“ESPP”) based on estimated fair values utilizing the modified prospective transition method. In March 2005, the SEC issued Staff Accounting Bulletin (“SAB”) No. 107 providing supplemental implementation guidance for SFAS No. 123(R). We applied the provisions of SAB No. 107 in our adoption of SFAS No. 123(R).
     Under the modified prospective transition method, SFAS No. 123(R) applies to new awards and to awards that were outstanding on January 1, 2006 that are subsequently modified, repurchased or cancelled. Additionally, compensation cost recognized in 2006, 2007 and 2008 includes compensation cost for all share-based payments granted prior to, but not yet vested as of, January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation, as adjusted for forfeiture rates, and compensation cost for all share-based payments granted after January 1, 2006 based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R).
     We use the Black-Scholes option pricing model as the method for determining the estimated fair value of stock options and purchase rights under the ESPP. The Black-Scholes model requires the use of highly subjective and complex assumptions which determine the fair value of share-based awards, including the option’s expected term and the price volatility of the underlying stock.

     For restricted shares and restricted stock units, compensation expense is calculated based on the fair value of our stock at the grant date.
     See Note 11, “Share-Based Compensation” for further information on our equity incentive plans.
Income Taxes
     We make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of tax credits, benefits, and deductions, such as tax benefits from our non-U.S. operations and in the calculation of certain tax assets and liabilities, which arise from differences in the timing of revenue and expense for tax and financial statement purposes.
     We adopted FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109, on December 31, 2006, as a result of which our tax positions are now evaluated for recognition using a more-likely-than-not threshold, and those tax positions eligible for recognition are measured as the largest amount of tax benefit that is greater than fifty percent likely of being realized upon the effective settlement with a taxing authority that has full knowledge of all relevant information. As a result of adopting FIN 48, we reported a cumulative-effect adjustment of $0.5 million which increased our December 31, 2006 accumulated deficit balance.
     We recognize liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. If we determine that a tax position will more likely than not be sustained on audit, the second step requires us to estimate and measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as we have to determine the probability of various possible outcomes. We reevaluate these uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, settled and effectively settled issues under audit, and new audit activity. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision.
     See Note 14, “Taxes on Income” for further information on our tax position.
Net Income Per Share
     Basic net income per share is computed using the weighted average number of common shares outstanding for each respective year. Diluted net income per share amounts reflect the weighted average impact from the date of issuance of all potentially dilutive securities during the years presented unless the inclusion would have had an anti-dilutive effect for the full year.
Other Comprehensive Income
     Other comprehensive income includes unrealized gains and losses on available-for-sale investments and foreign currency translation adjustments.
Letter of Credit
     We maintain an Irrevocable Standby Letter of Credit as part of our workers’ compensation insurance program. The Letter of Credit is not collateralized. Unless terminated by one of the parties, the Letter of Credit automatically renews on June 30 of each year. At January 3, 2009, our Letter of Credit balance was approximately $850,000.

Recently Issued Accounting Standards
     In October 2008, the Financial Accounting Standards Board (“FASB”) issued Financial Statement Position (“FSP”) No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active, that clarifies the application of SFAS No. 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP No. 157-3 is applicable to the valuation of auction rate securities held by us for which there was no active market as of January 3, 2009. FSP No. 157-3 is effective upon issuance, including prior periods for which the financial statements have not been issued. The adoption of FSP No. 157-3, during our fiscal year 2008, did not have a material impact on our consolidated results of operations or financial condition.
     In June 2008, the FASB Issued FSP Emerging Issues Task Force (“EITF”) 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. FSP EITF 03-6-1 clarified that all outstanding unvested share-based payment awards that contain rights to non-forfeitable dividends participate in undistributed earnings with common shareholders. Awards of this nature are considered participating securities and the two-class method of computing basic and diluted earnings per share must be applied. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. The implementation of this standard will not have a material impact to our earnings per share calculation.
     In May 2008, the FASB issued FSP Accounting Principles Board (“APB”) 14-1, Accounting For Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which alters the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements upon conversion such as our senior subordinated convertible notes originally recorded at a book value of $143.8 million. The FSP is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years.
     Upon adoption of FSP APB 14-1 on January 4, 2009, we are required to account for the liability and equity components of the senior subordinated convertible notes separately in a manner that reflects our nonconvertible debt borrowing rate when interest expense is subsequently recognized. FSP APB 14-1 requires retrospective application as of May 16, 2004, the date the notes were issued. We estimated the fair value of the senior subordinated convertible notes without the conversion feature as of the date of issuance (“liability component”). The estimated fair value of the liability component was approximately $95.1 million and was determined using a discounted cash flow approach. Key inputs used to estimate the fair value of the liability component included the following:
•	Our estimated non-convertible borrowing rate as of May 16, 2004 — the date the senior subordinated convertible notes were issued;

•	The amount and timing of cash flows; and

•	The expected life.
     The excess of the proceeds received over the estimated fair value of the liability component totaling $48.5 million was allocated to the conversion feature (“equity component”) and a corresponding offset was recognized as a discount to reduce the net carrying value of the senior subordinated convertible notes. The discount is being amortized to interest expense over a seven-year period ending May 16, 2011 (the expected life of the liability component) using the effective interest method. Additionally, FSP APB 14-1 requires transaction costs to be allocated on the same percentage as the liability and equity components. The adoption of FSP APB 14-1 has resulted in a portion of the deferred debt issuance costs allocated to the liability component to be deferred and amortized until May 16, 2011, and the equity component to be included in additional paid-in capital. The deferred debt issuance costs are amortized using the effective interest method until May 16, 2011 at which point we may redeem the debt.
     The adoption of FSP APB 14-1 increased interest expense associated with our senior subordinated convertible notes by adding a non-cash component to amortize a debt discount calculated based on the difference between the cash coupon rate (2.375% per year) of the senior subordinated convertible notes and the effective interest rate on debt borrowing (9% per year). The following table includes the impact of the adoption of FSP ABP 14-1 on the results of operations for the fiscal years ended 2008, 2007, 2006 and the components of interest and amortization expense (net of tax) which only represents the amounts attributable to the senior subordinated convertible notes :

	Fiscal Year Ended January 3, 2009
		Incremental impact
		of adoption of FSP
	As previously reported	APB 14-1	As adjusted
	(in thousands, except per share amounts)
Net income before interest and amortization expense (net of tax)	$24,974		$24,974

Interest and amortization expense (net of tax):
Interest expense	(3,414)	$(7,156)	(10,570)
Amortization of debt issuance costs	(621)	211	(410)
Income tax benefit	1,593	2,744	4,337

Impact on net income	(2,442)	$(4,201)	(6,643)

Net income	$22,532		$18,331

Net income per share:
Basic	$0.41		$0.33

Diluted	$0.39		$0.33

	Fiscal Year Ended December 29, 2007
		Incremental impact
		of adoption of FSP
	As previously reported	APB 14-1	As adjusted
	(in thousands, except per share amounts)
Net income (loss) before interest and amortization expense (net of tax)	$5,677		$5,677

Interest and amortization expense (net of tax):
Interest expense	(3,414)	$(6,554)	(9,968)
Amortization of debt issuance costs	(621)	211	(410)
Income tax benefit	1,593	2,505	4,098

Impact on net income (loss)	(2,442)	$(3,838)	(6,280)

Net income (loss)	$3,235		$(603)

Net income (loss) per share:
Basic and diluted	$0.06		$(0.01)

	Fiscal Year Ended December 30, 2006
		Incremental impact
		of adoption of FSP
	As previously reported	APB 14-1	As adjusted
	(in thousands, except per share amounts)
Net income before interest and amortization expense (net of tax)	$6,415		$6,415

Interest and amortization expense (net of tax):
Interest expense	(3,414)	$(5,999)	(9,413)
Amortization of debt issuance costs	(621)	209	(412)
Income tax benefit	1,593	2,287	3,880

Impact on net income	(2,442)	$(3,503)	(5,945)

Net income	$3,973		$470

Net income per share:
Basic	$0.08		$0.01

Diluted	$0.07		$0.01

     The impact of the adoption of FSP ABP 14-1 on the opening balance sheets consisted of the following:

	Net Increase (Decrease)
				Additional
	Long-term	Debt issuance	Deferred tax	paid-in	Accumulated
	debt	costs	Liability	capital	Deficit
	(in thousands)
Allocation of long-term debt proceeds and issuance costs to equity component on issuance date	$(48,508)	$(1,462)	$18,584	$28,462	$—
Cumulative retrospective impact from amortization of discount on liability component and debt issuance costs	15,163	541	(5,778)	—	8,844

Cumulative retrospective impact as of December 30, 2006	(33,345)	(921)	12,806	28,462	8,844
Retrospective impact from amortization of discount on liability component and debt issuance costs	6,554	211	(2,505)	—	3,838

Cumulative retrospective impact as of December 29, 2007	(26,791)	(710)	10,301	28,462	12,682
Retrospective impact from amortization of discount on liability component and debt issuance costs during the period	7,156	211	(2,744)	—	4,201

Cumulative retrospective impact as of January 3, 2009	$(19,635)	$(499)	$7,557	$28,462	$16,883

     As of fiscal years ending December 29, 2007 and January 3, 2009, the following balance sheet accounts reflecting the changes associated with FSP APB 14-1 consisted of the following:

				Additional
	Long-term	Debt issuance	Deferred tax	paid-in	Accumulated
	Debt	costs	liability	capital	Deficit
	(in thousands)
December 29, 2007, as previously reported	$143,750	$1,475	$35,953	$458,383	$61,577
Cumulative retrospective impact as of January 3, 2009	(26,791)	(710)	10,301	28,462	12,682

December 29, 2007, as adjusted	$116,959	$765	$46,254	$486,845	$74,259

January 3, 2009, as previously reported	$143,750	$1,475	$31,285	$500,195	$39,751
Cumulative retrospective impact as of January 3, 2009	(19,635)	(499)	7,557	28,462	16,883

January 3, 2009, as adjusted	$124,115	$976	$38,842	$528,657	$56,634

     In May 2008, the FASB issued SFAS No. 162, Hierarchy of Generally Accepted Accounting Principles. SFAS No. 162 identifies the source of accounting principles and the framework for selecting the principles used in the preparation of financial statements. SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The implementation of this SFAS No. 162 will not have a material impact to our consolidated financial position and consolidated results of operations.
     In April 2008, the FASB issued FSP No. 142-3, Determination of the Useful Life of Intangible Assets. FSP No. 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. FSP No. 142-3 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. The implementation of this standard will not have a material impact to our consolidated financial position and consolidated results of operations.
     In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, which is intended to help investors better understand how derivative instruments and hedging activities affect an entity’s financial position, financial performance and cash flows through enhanced disclosure requirements. The main requirement is to disclose the objectives and strategies for using derivative instruments by their underlying risk as well as a tabular format of the fair values of the derivative instruments and their gains and losses. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We are currently evaluating the impact this pronouncement will have on our disclosure requirements for our derivatives at the beginning of our fiscal year 2009.

     In February 2008, the FASB issued SFAS No. 157-2, Effective Date of FASB Statement No. 157. With the issuance of SFAS No. 157-2, the FASB agreed to: (a) defer the effective date of SFAS No. 157 for one year for certain nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), and (b) remove certain leasing transactions from the scope of SFAS No. 157. The deferral is intended to provide the FASB time to consider the effect of certain implementation issues that have arisen from the application of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities. We are currently evaluating the additional accounting and disclosure requirements that we will be required to provide at the beginning of our fiscal year 2009, following the expiration of the deferral period.
     In December 2007, the FASB issued SFAS No. 141R, Business Combinations, which requires the acquiring entity in a business combination to record all assets acquired and liabilities assumed at their respective acquisition-date fair values, changes the recognition of assets acquired and liabilities assumed arising from contingencies, changes the recognition and measurement of contingent consideration, and requires the expensing of acquisition-related costs as incurred. SFAS No. 141R also requires additional disclosure of information surrounding a business combination, such that users of the entity’s financial statements can fully understand the nature and financial impact of the business combination. The provisions of SFAS No. 141R will only impact us if we are a party to a business combination after our fiscal year 2008.
     In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, which amends Accounting Research Bulletin No. 51, Consolidated Financial Statements. SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS No. 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. The implementation of SFAS No. 160 will not have a material impact to our consolidated financial position and consolidated results of operations when we adopt SFAS No. 160 at the beginning of our fiscal year 2009.
2. Investments
     Our investment portfolio is comprised of short-term and long-term investments. Investments classified as short-term available-for-sale consist primarily of municipal bonds, and U.S. government obligations with callable bond features. Investments classified as long-term available-for-sale consist primarily of auction rate securities, whose underlying assets are student loans.
     Our investments in available-for-sale securities are recorded at estimated fair value on our financial statements, and the temporary differences between cost and estimated fair value are presented as a separate component of accumulated other comprehensive income.
     As of January 3, 2009, we had unrealized gains from our investment in municipal bonds of $1.7 million and unrealized losses from our auction rate securities of $7.2 million. A realized loss on the auction rate securities was not recorded because the impairment is not other-than-temporary.

     The aggregate market value, cost basis and gross unrealized gains and losses of available-for-sale investments for fiscal 2008 and 2007 by major security type are as follows:

		Gross
	Amortized	Unrealized	Fair
	Cost	Gains (Losses)	Value
	(in thousands)
As of Fiscal Year End 2008:
Short-term investments:
Municipal bonds	$139,931	$1,667	$141,598

Long-term investments:
Auction rate securities	$37,200	$(7,241)	$29,959

As of Fiscal Year End 2007:
Short-term investments:
Municipal bonds	$134,794	$517	$135,311
Auction rate securities	62,350	—	62,350

	$197,144	$517	$197,661

     The contractual maturities of our available-for-sale investments are as follows:

	Amortized	Fair
	Cost	Value
	(in thousands)
As of Fiscal Year End 2008:
Maturing within one year	$55,552	$56,093
Due after one year through two years	84,379	85,505

Short-term available-for sale investments	139,931	141,598
Auction rate securities maturing within five years or greater	37,200	29,959

	$177,131	$171,557

As of Fiscal Year End 2007:
Maturing within one year	$83,857	$84,011
Auction rate securities maturing within one year	62,350	62,350
Due after one year through two years	50,937	51,300

	$197,144	$197,661

     As of January 3, 2009 we owned approximately $37.2 million of auction rate securities. The assets underlying these investments are student loans which are AAA or AA rated, and backed by the U.S. government under the Federal Family Education Loan Program or private insurers. Historically, these securities have provided liquidity through a Dutch auction process that resets the applicable interest rate periodically every seven to 365 days. Beginning in February of 2008, these auctions began to fail. The principal amount of these auction rate securities will not be accessible until future auctions for these securities are successful, a secondary market is established, or these securities are called for redemption. Therefore, our auction rate securities are classified as long-term and are valued at $30.0 million using significant unobservable inputs.
     As a result of these auction failures, these auction rate securities do not have a readily determinable market value. To estimate their fair values at January 3, 2009, we used a discounted cash flow model based on estimated interest rates, the present value of future principal and interest payments are discounted at rates considered to reflect current market conditions, and the credit quality of the underlying securities. Specifically, we estimated the future cash flows over a five year period, and applied a credit default rate to reflect the risk in the marketplace for these investments that has arisen due to the lack of an active market. As a result of feedback from outside consultants, and government activities including recent settlement agreements, our assumption on the expected recovery period of seven years at September 28, 2008 was modified to five years at January 3, 2009. Because of the inherent subjectivity in valuing these securities, we also considered independent valuations obtained for each of our auction rate securities in estimating fair values.

     We review impairments associated with our marketable securities to determine the classification of the impairment as “temporary” or “other-than-temporary” in accordance with FASB Staff Position 115-1 and FAS No. 124-1, The Meaning of Other-Than-Temporary-Impairment and Its Application to Certain Investments. A temporary impairment charge results in an unrealized loss being recorded in other comprehensive income, a component of stockholders’ equity. Such an unrealized loss does not reduce net income for the applicable accounting period because the loss is not viewed as other-than-temporary. As of January 3, 2009, we believe that all impairments related to auction rate securities investments are temporary. The factors evaluated to differentiate between temporary and other-than-temporary include our projected future cash flows, credit ratings, and assessment of the credit quality of the underlying collateral. The recent auction failures may limit our future ability to liquidate these investments. We intend and have the ability to hold these auction rate securities until the market recovers or until maturity. If the issuers of the auction rate securities are unable to successfully complete future auctions and their credit ratings deteriorate, we may in the future be required to record an impairment charge on these investments. It could conceivably take until the final maturity of the underlying notes (up to 30 years) to realize our investments’ recorded value.
3. Fair Value Measurement
     We adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements, on December 30, 2007 to measure the fair value of certain of our financial assets and financial liabilities required to be measured on a recurring basis. We valued our financial assets and financial liabilities based on the observability of the inputs used in the valuation of such assets and liabilities, and ranked such fair values according to the following fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried or disclosed at fair value will be classified and disclosed in one of the following three categories:

Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:	Directly or indirectly observable market based inputs used in models or other valuation methodologies.

Level 3:	Unobservable inputs that are not corroborated by market data which require significant management judgment or estimation.
     The following table represents the fair value hierarchy for our financial assets and financial liabilities measured at fair value on a recurring basis:

	As of January 3, 2009
	Assets and
	liabilities			Significant
	measured at		Quoted prices in	other	Significant
	carrying	Total	active markets for	observable	unobservable
	value	fair value	identical assets	inputs	inputs
			(Level 1)	(Level 2)	(Level 3)
	(In thousands)
Assets
Short term investments — municipal bonds	$141,598	$141,598	$—	$141,598	$—
Long term investments — auction rate securities	37,200	29,959	—	—	29,959
Convertible debenture with Levitronix LLC (fair value for purposes of disclosure in Note 8)	5,711	4,200	—	—	4,200
Liabilities
Mark to market on foreign exchange instruments (Note 4)	73	73	—	73	—
Make-whole provision (Note 10)	46	46	—	—	46
Senior subordinated convertible notes (fair value for purposes of disclosure in Note 10)	124,115	215,880	—	215,880	—
     Assets measured at fair value, on a recurring basis using significant unobservable Level 3 inputs consist of securities with an auction reset feature (“auction rate securities”) whose underlying assets are student loans issued by various tax-exempt state agencies, most of which are supported by federal government guarantees and some of which are supported by private insurers. In addition, we are using significant unobservable Level 3 inputs for our disclosure of the fair value of our convertible debenture with Levitronix LLC (“Levitronix”).

     The following table provides a reconciliation of the beginning and ending balances for the assets and liabilities measured at fair value using significant unobservable inputs (level 3):

	Fair Value Measurement Using Significant
	Unobservable Inputs (Level 3)
	Auction
	Rate	Other Long	Other Long
	Securities	Term Assets	Term Liabilities
	(in thousands)
Balance at December 29, 2007	$—	$5,000	$96
Transfer to Level 3	46,050	—	—
Settlements at par	(8,850)	—	—
Unrealized holding loss, included in interest income and other	—	—	(50)
Unrealized holding loss, included in other comprehensive income	(7,241)	—	—
Unrealized holding loss, for disclosure purposes only	—	(800)	—

Balance at January 3, 2009	$29,959	$4,200	$46

     We continue to monitor the market for auction rate securities and consider its impact (if any) on the fair value of our investments. If the current market conditions deteriorate further, or the anticipated recovery in fair values does not occur, we may be required to record additional unrealized losses in other comprehensive income or other-than-temporary impairment charges to the consolidated statement of operation in future periods.
4. Foreign Exchange Instruments
     We use forward foreign currency contracts to mitigate the gains and losses generated by the re-measurement of non-functional currency assets and liabilities (primarily assets and liabilities on our U.K. subsidiary’s consolidated balance sheet that are not denominated in U.K. pounds). Our contracts typically have maturities of three months or less.
     Our forward foreign currency contracts qualify as derivatives under SFAS No. 133 Accounting for Derivative Instrument and Hedging Activities and we valued these contracts at the estimated fair value at each balance sheet date. The change in fair value of the forward currency contracts is included in “Interest income and other,” and offsets the foreign currency exchange gains and losses in the consolidated statement of operations. The impacts of these foreign currency contracts are:

	For the Fiscal Years Ended
	2008	2007	2006
	(in thousands)
Foreign currency exchange (loss) on foreign currency contracts	$(1,984)	$(702)	$(231)
Foreign currency exchange gain on foreign translation adjustments	2,057	1,049	330
     As of January 3, 2009, we had forward contracts to sell euros with a notional value of €7.1 million and purchase U.K. pounds with a notional value of £4.7 million, and as of December 29, 2007, we had forward contracts to sell euros with a notional value of €7.3 million and purchase U.K. pounds with a notional value of £3.7 million. As of January 3, 2009, our forward contracts had an average exchange rate of one U.S. dollar to 0.6975 euros and one U.S. dollar to 0.6490 U.K. pounds. As of January 3, 2009, the estimated fair value of these foreign currency contracts was $0.1 million.
5. Inventories
     Inventories consisted of the following:

	As of Fiscal Years Ended
	2008	2007
	(in thousands)
Finished goods	$24,373	$20,732
Work-in-process	9,174	10,053
Raw materials	27,826	24,150

Total	$61,373	$54,935

6. Purchased Intangible Assets and Goodwill
     The carrying amount of goodwill was $99.3 million as of January 3, 2009 and $98.4 million as of December 29, 2007. The components of goodwill at January 3, 2009 were $95.0 million attributable to the Cardiovascular division and $4.3 million to the ITC acquisition of the outstanding common shares of privately held A-VOX Systems, Inc. (“Avox”).
     The changes in the carrying amount of goodwill were as follows:

	As of Fiscal Years Ended
	2008	2007
	(in thousands)
Balance at the beginning of the fiscal year	$98,368	$98,494
Adjustment for Avox acquisition	—	(126)
Adjustment for the acquisition related to the Cardiovascular division	919	—

Balance as of the end of the fiscal year	$99,287	$98,368

     In October 2006, ITC, our wholly-owned subsidiary, completed the acquisition of all of the outstanding common shares of privately held Avox based in San Antonio, Texas. The assets and liabilities of Avox were accounted for under the purchase method of accounting and recorded at their fair values at October 3, 2006. The excess of the purchase price over the estimated fair values of the net assets acquired was recorded as an increase in goodwill. The results of operations of Avox have been included in the consolidated statement of operations beginning as of October 3, 2006.
     In February 2001, we merged with Thermo Cardiosystems, Inc. (“TCA”). Prior to the merger with TCA (the “Merger”), TCA was a subsidiary of Thermo Electron Corporation (“TCI”). The components of identifiable intangible assets related to the Merger include: patents and trademarks, core technology (Thoralon, our proprietary bio-material), and developed technology (patented technology, other than core technology, acquired in the Merger). The components of intangible assets related to the October 2006 Avox acquisition include: patents and trademarks, developed technology, and customer and distributor relationships and other. The combined components are included in purchased intangibles on the consolidated balance sheets as follows:

	As of Fiscal Year Ended 2008
	Gross Carrying	Accumulated
	Amount	Amortization	Net Carrying Amount
	(in thousands)
Patents and trademarks	$38,515	$(28,803)	$9,712
Core technology	37,485	(13,765)	23,720
Developed technology	125,742	(51,098)	74,644
Customer and distributor relationships and other	897	(389)	508

Total purchased intangible assets	$202,639	$(94,055)	$108,584

	As of Fiscal Year Ended 2007
	Gross Carrying	Accumulated
	Amount	Amortization	Net Carrying Amount
	(in thousands)
Patents and trademarks	$38,515	$(25,086)	$13,429
Core technology	37,485	(11,793)	25,692
Developed technology	125,742	(43,748)	81,994
Customer and distributor relationships and other	897	(245)	652

Total purchased intangible assets	$202,639	$(80,872)	$121,767

     Amortization expense related to identifiable intangible assets for fiscal 2008, 2007 and 2006 was $13.2 million, $12.6 million and $12.1 million, respectively. The estimated fair values of assets and liabilities were determined using the income approach for valuation of intangibles, which projects the associated revenues, expenses and cash flows attributable to the customer base, and the market value approach for valuation of other assets and liabilities, which considers the price at which comparable assets have been or are being purchased.
     Patents and trademarks have useful lives ranging from one to fifteen years, core and developed technology assets have useful lives ranging from two to thirteen years and customer and distributor relationships and other have useful lives ranging one to six years. In 2007, we changed our estimate of the useful lives of certain of our core technology and developed technology assets.

     Estimated amortization expense for the next five fiscal years and all years thereafter are as follows:

Fiscal year:	(in thousands)
2009	$10,627
2010	10,236
2011	9,337
2012	9,114
2013	8,720
Thereafter	60,550

Total	$108,584

7. Property, Plant and Equipment
     Property, plant and equipment consisted of the following:

	As of Fiscal Years Ended
	2008	2007
	(in thousands)
Land, building and improvements	$16,135	$16,135
Equipment and capitalized software	68,029	61,886
Furniture and leasehold improvements	27,424	22,804

Total	111,588	100,825
Less accumulated depreciation	(61,450)	(54,348)

	$50,138	$46,477

     Depreciation expense in fiscal years 2008, 2007 and 2006 was $10.5 million, $9.3 million and $8.2 million, respectively.
8. Other Assets
     On August 23, 2006, we purchased a $5.0 million convertible debenture from Levitronix, a company with which we have a distribution arrangement to sell Levitronix products. The convertible debenture is a long-term note receivable with an annual interest rate of 5.7%, to be accrued monthly and at the option of Levitronix, paid in cash or in-kind semi-annually on February 23 and August 23 until its maturity on August 23, 2013. We may convert the debenture at any time at our option into membership interests of Levitronix at a conversion price of $4.2857, which may be adjusted as a result of certain corporate events. This conversion feature is not an embedded derivative under SFAS No. 133 because the membership interests of the issuer are not readily convertible to cash. If we had converted the debenture as of January 3, 2009, our ownership in Levitronix would have been less than 5%.
     As of January 3, 2009, the convertible debenture of $5.0 million plus accrued interest of $0.7 million was included in “Other assets” on our consolidated balance sheet. The fair value of the convertible debenture, based on a discounted cash flows valuation approach, was $4.2 million.
9. Commitments and Contingencies
Legal Proceedings
     From time to time we are involved in litigation arising out of claims in the normal course of business. Based on the information presently available, management believes that there are no claims or actions pending or threatened against us, the ultimate resolution of which will have a material adverse effect on our financial position, liquidity or results of operations, although the results of litigation are inherently uncertain and adverse outcomes are possible.

Leases
     We lease manufacturing, office and research facilities and equipment under various operating lease agreements. Future minimum lease payments as of the end of 2008 are as follows:

Fiscal year:	(in thousands)
2009	$3,111
2010	3,391
2011	3,427
2012	3,346
2013	3,285
Thereafter	13,374

Total	$29,934

     Rent expense for all operating leases was $3.2 million in 2008, $3.0 million in 2007 and $2.7 million in 2006.
Commitments
     We had purchase order commitments, including both supply and inventory related agreements, totaling approximately $90.3 million and $36.2 million as of the end of 2008 and 2007, respectively.
10. Long-Term Debt
     In 2004, we completed the sale of $143.8 million initial principal amount of senior subordinated convertible notes due in 2034. The convertible notes were sold to Qualified Institutional Buyers pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Rule 144A thereunder. A portion of the proceeds were used to repurchase 4.2 million shares of our outstanding common stock for $60 million. The balance of the proceeds has been and will be used for general corporate purposes, which may include additional stock repurchases, strategic investments or acquisitions. The principal amount of the convertible notes at maturity is $247.4 million offset by the original issue discount of $103.7 million and net debt issuance costs of $4.3 million, equaling net proceeds of $139.4 million.
     The table below summarizes the carrying value of the components of the senior subordinated convertible notes following our adoption of FSP APB 14-1:

	As of Fiscal Years Ended
	2008	2007
	(in thousands)
Carrying amount of the equity component	$48,508	$48,508

Long-term debt
Principal amount	$143,750	$143,750
Less: Unamortized discount	(19,635)	(26,791)

Net carrying value of liability component	$124,115	$116,959

If-converted value of common stock	$223,400

     The discount on the liability component will be amortized as interest expense over a period of 4 years, the remaining life of the senior subordinated convertible notes. If the holders converted the senior subordinated convertible notes into shares of our stock as of January 3, 2009, the if-converted value would be $233.4 million, based on our stock price of $32.02 per share on January 2, 2009, which amount is greater than the original value $143.8 million by $89.6 million. This if-converted value is $14.0 million less than the $247.4 million face amount at maturity in 2034.
     The senior subordinated convertible notes were issued at an issue price of $580.98 per note, which is 58.098% of the principal amount at maturity of the notes. The senior subordinated convertible notes bear interest at a rate of 1.3798% per year on the principal amount at maturity of $247.4 million, equivalent to 2.375% per year on the initial principal amount, payable semi-annually in arrears in cash on May 16 and November 16 of each year, from November 16, 2004 until May 16, 2011. Beginning on May 16, 2011, the original issue discount will accrue daily at a rate of 2.375% per year on a semi-annual bond equivalent basis and, on the maturity date, a holder will receive $1,000 per note. As a result, the aggregate principal amount of the notes at maturity will be $247.4 million.

     Holders of the senior subordinated convertible notes may convert their convertible notes into shares of our common stock at a conversion rate of 29.4652 shares per $1,000 principal amount of senior subordinated convertible notes, which represents a conversion price of $19.72 per share, subject to adjustments upon the occurrence of certain events as set forth in the indenture. Holders have been and are able to convert their convertible notes at any point after the close of business on September 30, 2004 if, as of the last day of the preceding calendar quarter, the closing price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding calendar quarter is more than 120% of the accreted conversion price per share of our common stock. Commencing October 1, 2008, this market price conversion feature was satisfied, such that holders of the senior subordinated convertible notes may convert their notes through the final maturity date of the notes into shares of our common stock at a conversion rate of 29.462 shares per $1,000 principal amount of senior subordinated convertible notes, subject to adjustments as provided in the indenture. If holders elect conversion, we may, at our option, deliver shares of common stock, pay a holder in cash, or deliver a combination of shares and cash, as determined pursuant to the terms of the notes. As of January 3, 2009, no notes had been converted or called.
     Holders may require us to repurchase all or a portion of their senior subordinated convertible notes on each of May 16, 2011, 2014, 2019, 2024 and 2029 at a repurchase price equal to 100% of the issue price, plus accrued original issue discount, if any. In addition, if we experience a change in control or a termination of trading of our common stock each holder may require us to purchase all or a portion of such holder’s notes at the same price, plus, in certain circumstances, a make-whole premium. This premium is considered an embedded derivative under SFAS No. 133 and has been bifurcated from the senior subordinated convertible notes and recorded at its estimated fair value, $0.05 million at January 3, 2009. There are significant variables and assumptions used in valuing the make-whole provision including, but not limited to, the Company’s stock price, volatility of the Company’s stock, the probability of our being acquired and the probability of the type of consideration used by a potential acquirer.
     We may redeem either in whole or in part, any of the senior subordinated convertible notes at any time beginning May 16, 2011, by giving the holders at least 30 days notice, either in whole or in part at a redemption price equal to the sum of the issue price and the accrued original issue discount.
     The senior subordinated convertible notes are subordinated to all of our senior indebtedness and structurally subordinated to all indebtedness of our subsidiaries. Therefore, in the event of a bankruptcy, liquidation or dissolution of us or one or more of our subsidiaries and acceleration of or payment default on our senior indebtedness, holders of the convertible notes will not receive any payment until holders of any senior indebtedness we may have outstanding have been paid in full.
     The aggregate fair value of the senior subordinated convertible notes at January 3, 2009 was $215.9 million.
11. Share-Based Compensation
     Effective January 1, 2006 we adopted SFAS No. 123(R), utilizing the modified prospective transition method. Under the modified prospective transition method, SFAS No. 123(R) applies to new awards and to awards that were outstanding on January 1, 2006, 2007 and 2008 that are subsequently modified, repurchased or cancelled based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R) as adjusted for estimated forfeiture rates. Additionally, compensation cost recognized in 2006 includes compensation cost for all share-based payment awards prior to, but not yet vested as of, January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123, as adjusted for forfeiture rates.
     Share-based compensation expense is measured based on the grant-date fair value of the share-based awards. We recognize share-based compensation expense for the portion of the award that will ultimately be expected to vest over the requisite service period (generally the vesting term) for those awards with graded vesting and service conditions. We develop an estimate of the number of share-based awards, which will ultimately vest primarily based on historical experience. The estimated forfeiture rate is re-assessed periodically throughout the requisite service period. Such estimates are revised if they differ materially from actual forfeitures. As required, the forfeiture estimates will be adjusted to reflect actual forfeitures when an award vests.

     Share-based compensation has been classified in the income statement or capitalized on the balance sheet in the same manner as compensation that is paid to our employees. Share-based compensation expense for the fiscal year ending 2008, 2007 and 2006 was $10.9 million, $11.4 million and $9.1 million, respectively.

	For the Fiscal Years Ended
	2008	2007	2006
	(in thousands, except per share data)
Cost of product sales	$1,749	$1,598	$1,000
Selling, general and administrative	6,491	7,232	5,877
Research and development	2,626	2,584	2,251

Total share-based compensation expense before tax	10,866	11,414	9,128
Tax benefit for share-based compensation expense	4,351	3,525	1,757

Total share-based compensation expense (net of taxes)	$6,515	$7,889	$7,371

     Share-based compensation expense of $0.4 million and $0.7 million was capitalized to inventory as of January 3, 2009 and December 29, 2007, respectively.
     We receive a tax deduction for certain stock option exercises during the period the options are exercised, generally for the excess of the fair market value of the options at the date of exercise over the exercise prices of the options. Prior to the adoption of SFAS No. 123(R), we reported all tax benefits resulting from the exercise of stock options as operating cash flows in our consolidated statements of cash flows. In accordance with SFAS No. 123(R), our consolidated statements of cash flows presentation reports the excess tax benefits from the exercise of stock options as financing cash flows of $4.5 million, $2.0 million and $1.8 million for fiscal years ending 2008, 2007 and 2006, respectively.
     Cash proceeds from the exercise of stock options were $22.9 million and cash proceeds from our employee stock purchase plan were $2.1 million for the fiscal year ended January 3, 2009. Cash proceeds from the exercise of stock options were $14.0 million and cash proceeds from our employee stock purchase plan were $2.0 million for the fiscal year ended December 29, 2007. Cash proceeds from the exercise of stock options were $13.4 million and cash proceeds from our employee stock purchase plan were $1.7 million for the fiscal year ended December 30, 2006. The actual income tax benefit realized from stock option exercises was $6.9 million, $3.3 million and $2.8 million for the fiscal years in 2008, 2007 and 2006, respectively.
Equity Plans
     In 1996, the Board of Directors and our shareholders approved the 1996 Stock Option Plan (“1996 SOP”) and the 1996 Non-employee Directors Stock Option Plan (“Directors Option Plan”). The Directors Option Plan was amended by the Board of Directors in November 1996, amended again by approval of our shareholders in May 1997, amended again by approval of our shareholders in May 1999, amended again by the Board of Directors in February 2003, amended again by approval of our shareholders in May 2003, and amended again by the Board of Directors in October 2003. The 1996 SOP permitted us to grant options to purchase up to 500,000 shares of common stock. This plan expired in February 2006. The Directors Option Plan expired in February 2006 and no options were granted under the Directors Option Plan in 2008.
     In 1997, the Board of Directors adopted the 1997 Stock Option Plan (“1997 SOP”). The 1997 SOP was amended by approval of our shareholders in February 2001, amended by the Board of Directors in December 2001, amended again by approval of our shareholders in May 2003, and amended again by the Board of Directors in March 2006. The 1997 SOP allowed us to grant up to a total of 13.7 million shares of common stock in the form of stock options, restricted stock awards, and stock bonuses. This plan expired in May 2006 and no options were granted under the 1997 SOP in 2008.

     In April 2006, the Board of Directors approved the 2006 Incentive Stock Plan (“2006 Plan”), in May 2006 the 2006 Plan was amended by the Board of Directors and approved by our shareholders and in May 2008 the 2006 Plan was amended by the Board of Directors and approved by our shareholders. The 2006 Plan allows us to grant to employees and directors of, and consultants to, the Company up to a total of 5.4 million shares of stock. Each share issued from and after May 20, 2008 as restricted stock bonuses, restricted stock units, phantom stock units, performance share bonuses, or performance share units reduces the number of shares available for issuance under the 2006 Plan by one and seventy-four hundredths (1.74) shares, and each share issued as stock options, restricted stock purchases or stock appreciation rights reduces the shares available for issuance under the 2006 Plan on a share-for-share basis. During the fiscal year ended January 3, 2009, approximately 381,600 options were granted under the 2006 Plan at an exercise price equal to the fair market value on the date of grant, and approximately 511,500 shares of restricted stock and restricted stock units were granted under the 2006 Plan. At January 3, 2009, 3.2 million shares remained available for grant under the 2006 Plan.
Stock Options
     Upon approval in May 2006, the 2006 Plan replaced our previous common stock option plans and equity incentive plans. At January 3, 2009, we had options outstanding under the 2006 Plan and the replaced plans. Options under the 2006 Plan may be granted by the Board of Directors at the fair market value on the date of grant and generally become fully exercisable within four years after the grant date and expire between five and ten years from the date of grant. Vesting on options granted to officers will be accelerated in certain circumstances following a change in control of the Company.
     The fair value of each option is estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions:

	For the Fiscal Years Ended
	2008	2007	2006
Risk-free interest rate	3.25%	4.79%	4.54%
Expected volatility	40%	40%	40%
Expected option life	5.08-6.07 years	5.08-6.05 years	3.85-5.24 years
Dividends	None	None	None
     The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. The expected term of options represents the period of time that options are expected to be outstanding. We use separate assumptions for groups of employees (for example, officers) that have similar historical exercise behavior. The range above reflects the expected option impact of these separate groups. We base the expected volatility on historical volatility trends, because we have determined that the historical volatility trends are reflective of market conditions.
     At January 3, 2009, there was $3.1 million of unrecognized compensation expense related to stock options which expense we expect to recognize over a weighted average period of 1.11 years. The aggregate intrinsic value of in-the-money options outstanding was $66.7 million, based on the closing price of the Company’s common stock on January 2, 2009, the last trading day in the fiscal year ended January 3, 2009, of $32.02, and the aggregate intrinsic value of options exercisable was $46.6 million. The intrinsic value of options exercised was $20.7 million, $9.1 million and $6.5 million for the fiscal years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively. The intrinsic value of options vested and expected to vest was $64.7 million, for the fiscal year ended January 3, 2009.

     Stock option activity is summarized as follows:

	Number of	Weighted	Weighted Average
	Options	Average Exercise	Remaining Contract
	(in thousands)	Price Per Share	Life (years)
Outstanding at fiscal year end 2005 (3,574 exercisable at $12.64 weighted average price per share)	6,445	$12.80	5.91

Granted	1,625	20.72
Cancelled and expired	(406)	15.50
Exercised	(1,079)	12.46

Outstanding at fiscal year end 2006 (4,064 exercisable at $12.75 weighted average price per share)	6,585	$14.65	6.74

Granted	583	18.32
Cancelled and expired	(242)	17.70
Exercised	(1,178)	11.91

Outstanding at fiscal year end 2007 (3,940 exercisable at $13.72 weighted average price per share)	5,748	$15.46	6.19

Granted	382	14.98
Cancelled and expired	(104)	18.76
Exercised	(1,768)	12.96

Outstanding at fiscal year end 2008 (2,775 exercisable at $15.23 weighted average price per share)	4,259	$16.37	5.98

Outstanding options vested at fiscal year end 2008 and expected to vest	4,123	$16.33	5.91

     The weighted average grant-date fair value of options granted during the fiscal years 2008, 2007 and 2006 was $6.44 per share, $8.12 per share and $8.12 per share, respectively.
     Options outstanding as of January 3, 2009 are summarized as follows:

	Options Outstanding
	(in thousands, except contractual life and exercise price)
		Weighted		Options Exercisable
		Average	Weighted		Weighted
Exercise		Remaining	Average		Average
Price	Number	Contractual Life	Exercise	Number	Exercise
Range	Outstanding	(In Years)	Price	Outstanding	Price
$5.50 —$11.97	458	3.26	$9.69	453	$9.68
11.98 — 12.45	684	5.21	12.44	684	12.44
12.61 — 14.97	722	6.99	14.49	316	13.98
14.98 — 15.75	482	3.62	15.70	453	15.71
15.88 — 17.84	256	6.36	16.69	180	16.54
17.91 — 17.91	440	8.11	17.91	96	17.91
18.01 — 20.17	91	6.67	19.27	47	19.23
20.34 — 20.34	547	7.13	20.34	237	20.34
20.60 — 23.62	475	7.08	23.12	241	23.07
23.64 — 33.05	104	5.45	26.25	68	27.39

	4,259	5.98	16.37	2,775	15.23

     Weighted average remaining contract life for options exercisable was 4.94 years.
Restricted Stock
     The 2006 Plan allows for the issuance of restricted stock awards and restricted stock units, which awards or units may not be sold or otherwise transferred until certain restrictions have lapsed. The unearned share-based compensation related to these awards is being amortized to compensation expense over the period of the restrictions, generally four years. The expense for these awards was determined based on the market price of our shares on the date of grant applied to the total number of shares that were granted.

     Share-based compensation expense related to these restricted stock grants was $5.4 million for the fiscal year ended January 3, 2009. As of January 3, 2009, we had $10.0 million of unrecognized compensation expense related to these restricted stock awards, which amount we expect to recognize over 2.5 years. The weighted average fair value of the shares granted during the fiscal year ended January 3, 2009 was $7.7 million.
     Restricted stock award activity is summarized as follows:

	Number of	Weighted Average
	Shares	Grant Date Fair
	(in thousands)	Value
Outstanding unvested restricted stock at December 31, 2005	150	$14.89
Granted	448	18.03
Vested	(157)	15.89
Forfeited or expired	(19)	19.90

Outstanding unvested restricted stock at December 30, 2006	422	17.63
Granted	570	18.39
Vested	(165)	16.93
Forfeited or expired	(59)	18.31

Outstanding unvested restricted stock at December 29, 2007	768	18.29
Granted	496	15.41
Vested	(231)	18.40
Forfeited or expired	(50)	17.90

Outstanding unvested restricted stock at January 3, 2009	983	$16.83

Restricted Stock Units
     During fiscal 2008, we granted restricted stock units to certain of our non-U.S. employees under the 2006 Plan. As of January 3, 2009, we had $0.2 million of unrecognized compensation expense associated with these restricted stock unit awards. The aggregate intrinsic value of the units outstanding, based on the Company’s stock price on January 3, 2009 was $0.9 million.
     Restricted stock unit activity is summarized as follows:

	Number of	Weighted Average	Weighted Average
	Units	Grant Date Fair	Remaining Contract
	(in thousands)	Value	(in years)
Outstanding units at December 31, 2005	—	$—	—
Granted	10	19.08
Released	—	—
Forfeited or expired	—	—

Outstanding units at December 30, 2006	10	$19.08	1.74
Granted	15	18.27
Released	(3)	19.10
Forfeited or expired	(1)	18.14

Outstanding units at December 29, 2007	21	$18.58	2.82
Granted	15	15.00
Released	(7)	18.68
Forfeited or expired	(1)	18.05

Outstanding units at January 3, 2009	28	$16.66	2.46

Employee Stock Purchase Plan
     In May 2002, our shareholders approved the Company’s Employee Stock Purchase Plan (“ESPP”) under which 500,000 shares of common stock was reserved for issuance. In addition, the ESPP provides for an annual, automatic increase of up to 250,000 shares in the total number of shares available for issuance thereunder on March 1 of each year, unless our Board of Directors specifies a smaller increase or no increase. Under this provision, an additional 250,000 shares were reserved for issuance under the ESPP on each of March 1, 2006 and March 1, 2008; our Board of Directors specified no increase as of March 1, 2007. Eligible employees may purchase over six month periods, a limited number of shares of the Company’s common stock at 85% of the lower of the market value on the offering date (the first day of the six month period) or the market value on the purchase date (the last date of the six month period). During the fiscal year ended January 3, 2009, approximately 150,000 shares of common stock were issued under the ESPP. As of January 3, 2009, approximately 182,000 shares remained available for issuance under this plan.
     The estimated subscription date fair value of the current offering under the ESPP for fiscal years 2008, 2007 and 2006 was approximately $0.5 million, $0.3 million, and $0.9 million respectively, using the Black-Scholes option pricing model and the following assumptions:

	For the Fiscal Years Ended
	2008	2007	2006
Risk-free interest rate	1.07%	4.80%	4.83%
Expected volatility	60%	40%	40%
Expected option life	0.50 years	0.50 years	0.50 years
Dividends	None	None	None
     At January 3, 2009, there was approximately $0.3 million of unrecognized compensation expense related to ESPP subscriptions that began on November 1, 2008, which amount we expect to recognize during the first four months of 2009.
12. Common and Preferred Stock
     We have authorized 100 million shares of no par common stock, and 2.5 million shares of no par preferred stock, of which 540,541 shares have been designated Series A, 500,000 shares have been designated Series B and 100,000 shares have been designated Series RP.
     Our share repurchase programs, which authorized us to repurchase up to a total of $130 million of the Company’s common stock, were announced on February 11, 2004 as a $25 million program, on May 12, 2004 as a $60 million program, on July 29, 2004 as a $25 million program and on February 2, 2007 as a $20 million program. No shares of our common stock were repurchased under our publicly announced repurchase programs during the fiscal year ended January 3, 2009. All repurchased shares have been retired and are not included in net income per common share. As of January 3, 2009, we have $10.1 million remaining on our share repurchase programs.
     The Series A preferred stock is entitled to cumulative annual dividends of $1.30 per share and has a liquidation preference of $9.25 per share plus cumulative unpaid dividends. We may redeem the Series A preferred stock at any time for its liquidation preference. Each share of Series A preferred stock is convertible into one-third of a share of common stock, after adjusting for earned but unpaid dividends. At January 3, 2009, no shares of Series A preferred stock were outstanding.
     The Series B preferred stock is senior to the Series A in all preferences. Series B preferred stock is entitled to cumulative annual dividends of $0.96 per share and has a liquidation preference of $8.00 per share plus cumulative unpaid dividends. The Series B preferred stock is redeemable by us five years after its issuance for its liquidation preference. Each share of Series B preferred stock is convertible at any time into three and one-third shares of common stock and has certain anti-dilution provisions. Series B preferred shares vote on an as-converted basis. At January 3, 2009, no shares of Series B preferred stock were outstanding.
     On May 2, 2002, we adopted a shareholder rights plan, which we call the Rights Plan. Under the Rights Plan, we distributed one purchase right for each share of common stock outstanding at the close of business on May 17, 2002. If a person or group acquires 15% or more of our common stock in a transaction not pre-approved by our Board of Directors, each right will entitle its holder, other than the acquirer, to buy our common stock at 50% of its market value for the right’s then current exercise price (initially $70.00). In addition, if an unapproved party acquires more than 15% of our common stock, and our Company or our business is later acquired by the unapproved party or in a transaction in which all shareholders are not treated alike, shareholders with unexercised rights, other than the unapproved party, will be entitled to purchase common stock of the acquirer with a value of twice the exercise price of the rights. Each right also becomes exercisable for one one-thousandth of a share of our Series RP preferred stock at the right’s then current exercise price ten days after an unapproved third party makes, or announces an intention to make, a tender offer or exchange offer that, if completed, would result in the unapproved party acquiring 15% or more of our common stock. Our Board of Directors may redeem the rights for a nominal amount at any time before an event that causes the rights to become exercisable. The rights will expire on May 2, 2012.

     In connection with the Rights Plan, we designated 100,000 no par shares of Series RP preferred stock. These shares, if issued, will be entitled to receive quarterly dividends and liquidation preferences. There are no shares of Series RP preferred stock issued and outstanding and we do not anticipate issuing any shares of Series RP preferred stock except as may be required under the Rights Plan.
13. Retirement Savings Plans
     Substantially all of our full-time employees are eligible to participate in a 401(k) retirement savings plan (the “Retirement Plan”). Under the Retirement Plan, employees may elect to contribute up to 25% of their eligible compensation to the Retirement Plan with Thoratec making discretionary matching contributions, subject to certain IRS limitations. In each of fiscal 2008, 2007 and 2006, our matching contribution was 50%, up to the first 6% of eligible employee plan compensation. Employees vest in our matching contribution to the Retirement Plan at the rate of 25% per year, with full vesting after four years of service with us. In fiscal 2008, 2007 and 2006, we made contributions to the Retirement Plan of approximately $1.0 million, $1.0 million and $1.2 million, respectively.
     In 2004, we established a non-qualified, unfunded deferred compensation plan for certain management employees and our Board of Directors. Amounts deferred and contributed under the deferred compensation plan are credited or charged with the performance of investment options offered under the plan and elected by the participants. The liability for compensation deferred under this plan was $1.4 million and $1.8 million at January 3, 2009 and December 29, 2007, respectively, and is included in “Other long-term liability” on our consolidated balance sheets. We manage the risk of changes in the fair value of the liability for deferred compensation by electing to match our liability under the plan with an investment that offsets a substantial portion of the Company’s exposure. The cash value of the investment, which includes funding for future deferrals, was $1.7 million at January 3, 2009 and $2.2 million at December 29, 2007, and is included in “Other assets” on our consolidated balance sheets.
14. Taxes on Income
     We account for income taxes using SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 provides for an asset and liability approach under which deferred income taxes are based upon enacted tax laws and rates applicable to the periods in which taxes become payable.
     The provision for income tax expense (benefit) were as follows:

	For the Fiscal Years Ended
	2008	2007	2006
	(in thousands)
Current:
Federal	$11,578	$5,284	$116
State	3,192	1,968	747
Foreign	2,122	1,179	1,069

	16,892	8,431	1,932

Deferred:
Federal	(8,843)	(10,366)	(4,121)
State	(2,281)	(1,585)	(1,611)
Foreign	(207)	122	50

	(11,331)	(11,829)	(5,682)

Total income tax expense (benefit)	$5,561	$(3,398)	$(3,750)

     Income (loss) before taxes are generated from the following geographic areas:

	For the Fiscal Years Ended
	2008	2007	2006
	(in thousands)
Domestic	$17,990	$(7,962)	$(7,862)
Foreign	5,902	3,961	4,582

Income (loss) before income taxes	$23,892	$(4,001)	$(3,280)

     The provision for income tax benefit (expense) in the accompanying statements of operations differs from the provision calculated by applying the U.S. federal statutory income tax rate of 35% to income before taxes due to the following:

	For the Fiscal Years Ended
	2008		2007		2006
	(in thousands, except percentages)
U.S. federal statutory income tax expense	$8,362	35.0%	$(1,400)	(35.0)%	$(1,148)	(35.0)%
State income tax expense/(benefit), net of federal tax expense or benefit	(144)	(0.6)	(700)	(17.5)	(519)	(15.8)
Share-based compensation	(4)	—	910	22.7	1,657	50.5
Non-deductible expenses	527	2.2	291	7.3	258	7.9
Research and development credits	(1,097)	(4.6)	(436)	(10.9)	(399)	(12.2)
Foreign earnings permanently reinvested	(99)	(0.4)	(58)	(1.4)	(483)	(14.7)
Tax advantaged investment income	(2,575)	(10.8)	(2,560)	(64.0)	(1,606)	(49.0)
Return-to-provision true-up	(528)	(2.2)	552	13.8	(1,059)	(32.3)
ARB 51 true-up	—	—	—	—	(336)	(10.2)
In-process research and development	—	—	—	—	392	12.0
Extraterritorial income exclusion and other	(36)	(0.1)	—	—	(315)	(9.6)
Domestic production activities	(304)	(1.3)	(123)	(3.1)	(50)	(1.5)
Tax reserves	1,459	6.1	126	3.1	(142)	(4.4)

	$5,561	23.3%	$(3,398)	(85.0)%	$(3,750)	(114.3)%

     Deferred income taxes reflect the net tax effects of: (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss and tax credit carryforwards.

     Significant components of deferred tax assets and liabilities are as follows:

	As of Fiscal Years Ended
	2008	2007
	(in thousands)
Deferred tax assets:
Write-off of acquired technology	$376	$506
Reserves and accruals	3,119	3,964
Depreciation and amortization	1,746	1,543
Inventory basis difference	2,583	3,023
Share based compensation	5,170	3,651
Research and development	5,861	5,697
Net operating loss carryforwards	59	—
Unrealized investment gain/loss	2,229	—
Other, net	119	110

Total deferred tax assets	21,262	18,494

Deferred tax liabilities:
Purchased intangibles	(42,779)	(48,100)
Debt discount on senior subordinated convertible notes, from adoption of FSP ABP 14-1	(7,557)	(10,301)
Other, net	(9)	(211)

Total deferred tax liabilities	(50,345)	(58,611)

Net deferred tax liabilities	$(29,083)	$(40,118)

Reported As:
Net current deferred tax assets	$8,397	$6,077
Net long-term deferred tax assets (included in “Other long-term assets”)	1,362	59
Net long-term deferred tax liabilities	(38,842)	(46,254)

Net deferred tax liabilities	$(29,083)	$(40,118)

     At the end of 2008, we had available tax carryforwards as follows:
•	Federal alternative minimum tax credits of approximately $1.0 million which may be carried forward indefinitely.

•	Research and development tax credits for federal and state income tax purposes of approximately $4.2 million and $7.2 million, respectively. Federal research and development tax credit carryforwards expire from 2018 through 2027. State research and development tax credits generally carry-over indefinitely.

•	At the end of 2008 we had state net operating loss (“NOL”) carryforwards of approximately $1.6 million. If not utilized, the state NOLs will begin to expire in 2021 through 2025.
     We believe realization of all of our net deferred tax assets as of January 3, 2009 is more likely than not based on the future reversal of temporary tax differences and upon future taxable earnings exclusive of reversing temporary differences.
     We have utilized the “short-cut” method for purposes of determining our hypothetical stock option pool of excess tax benefits under SFAS No. 123(R). At January 3, 2009 the stock option pool of excess tax benefits was $11.9 million.
     The federal, state and foreign provisions do not reflect certain tax savings resulting from tax benefits associated with our various stock option plans. The savings were credited to additional paid-in-capital for $6.9 million, $3.3 million and $2.8 million in fiscal 2008, 2007 and 2006, respectively.
     We provide U.S. income taxes on the earnings of foreign subsidiaries unless such earnings are considered permanently reinvested in their respective foreign jurisdictions. At January 3, 2009 the cumulative earnings on which U.S. income taxes have not been provided were approximately $7.5 million. A determination of the potential deferred tax liability which would result from these earnings is not practicable at this time. Foreign earnings were considered to be permanently reinvested in operations outside the United States through 2008.

     At December 30, 2006, we were under examination by the State of New Jersey for the years 1997 through 2000. In January 2007, we settled this claim for $1.0 million, and extinguished our corresponding liability in our consolidated financial statements in the first quarter of 2007. We are also currently under examination by the states of California and Massachusetts for our 2003 and 2004 years.
     On October 3, 2008, the Tax Extenders and Alternative Minimum Tax Relief Act of 2008 was signed into law. This bill, among other things, retroactively extended the expired federal research and development tax credit for 2008. As a result, we recorded a tax benefit of approximately $0.7 million in the fourth quarter of 2008 to account for the retroactive effects associated with the prior three quarters as well as benefits accrued in the fourth quarter.
     We adopted FIN 48 on December 31, 2006. Under FIN 48, tax positions are evaluated for recognition using a more-likely-than-not recognition threshold, and those tax positions eligible for recognition are measured as the largest amount of tax benefit that is greater than fifty percent likely of being realized upon the effective settlement with a taxing authority that has full knowledge of all relevant information. As a result of the implementation of FIN 48, the Company recognized an increase in the liability for unrecognized tax benefits, which increased the December 31, 2006 accumulated deficit balance by approximately $0.5 million.
     A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	For the Fiscal Years Ended
	2008	2007
	(in thousands)
Balance at beginning of fiscal year	$6,853	$9,300
Additions based on tax positions related to the current year	725	445
Additions for tax positions, related to prior years	1,406	264
Reductions for tax positions, related to prior years	(29)	(2,627)
Settlements	(9)	(527)
Reductions for statute of limitations lapses	(86)	(2)

Balance at end of fiscal year	$8,860	$6,853

     Included in the unrecognized tax benefits balance at January 3, 2009, was $4.5 million and at December 29, 2008 was $2.5 million if recognized, would impact our effective tax rate.
     Our policy for classifying interest and penalties associated with unrecognized income tax benefits is to include such items in income tax expense. During the year ended January 3, 2009, we recognized approximately $0.1 million and none in interest and penalties, respectively, in our statement of operations. We had accrued approximately $0.6 million and $0.2 million for the payment of interest and penalties, respectively, in our consolidated balance sheet as of January 3, 2009.
     We accrued approximately $0.5 million and $0.1 million for the payment of interest and penalties, respectively, in our consolidated balance sheet as of December 29, 2007.
     We file tax returns in the U.S., U.K., California, New Jersey and other jurisdictions. In general, the years 2005 through 2008 remain open to examination for U.S. purposes, 2006 through 2008 for U.K. purposes, and 2004 through 2008 for California and New Jersey purposes. In 2009, it is reasonably possible that we will settle existing audits, close certain years to examination under the relevant statute of limitations or reserve additional amounts for tax positions taken throughout the year. This may further decrease our liability for unrecognized tax benefits by approximately $1.4 million. Substantially all of this decrease would result from the settlement of outstanding audits.
     We believe we have provided adequate amounts for anticipated tax audit adjustments in the U.S., state and other foreign tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes and interest may be due. If events occur which indicate payment of these amounts are unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary. If our estimate of tax liabilities proves to be less than the ultimate assessment, a further charge to expense would result.

15. Enterprise and Related Geographic Information
     We organize and manage our business by functional operating entities. Our functional entities operate in two segments: Cardiovascular and ITC. The Cardiovascular segment develops, manufactures and markets proprietary medical devices used for circulatory support and vascular graft applications. The ITC segment designs, develops, manufactures and markets point-of-care diagnostic test systems and incision devices. Long-lived asset are primarily held in the United States.
Business segments:

	For the Fiscal Years Ended
	2008	2007	2006
	(in thousands)
Product sales:
Cardiovascular	$214,976	$144,220	$133,710
ITC	98,588	90,560	80,423

Total product sales	$313,564	$234,780	$214,133

Income (loss) before taxes:
Cardiovascular(a) (d)	$39,156	$5,188	$5,326
ITC(a)(b)(d)	2,614	6,787	5,733
Corporate (c) (d)	(16,040)	(14,172)	(12,277)
Litigation costs (e)	—	—	(447)

Total operating income (loss)	25,730	(2,197)	(1,665)
Other income and (expense):
Interest expense	(10,984)	(10,428)	(10,066)
Interest income and other	9,146	8,624	8,451

Total income (loss) before taxes	$23,892	$(4,001)	$(3,280)

Total assets:
Cardiovascular	$321,605	$312,691	$319,604
ITC	61,552	62,642	58,030
Corporate (c)	300,928	237,676	212,582

Total assets	$684,085	$613,009	$590,216

Depreciation and amortization:
Cardiovascular	$18,277	$17,218	$17,051
ITC	4,589	4,174	2,991
Corporate (c)	865	444	250

Total depreciation and amortization	$23,731	$21,836	$20,292

Capital expenditures (f):
Cardiovascular	$7,128	$5,654	$15,911
ITC	4,412	4,435	3,976
Corporate (c)	774	99	6,554

Total capital expenditures	$12,314	$10,188	$26,441

(a)	Amortization expense of $12.4 million, $11.7 million, and $11.8 million for the fiscal years ended 2008, 2007 and 2006 respectively, related to the Cardiovascular division. The ITC division had amortization expense of $0.8 million, $0.9 million and $0.3 million for 2008, 2007 and 2006, respectively.

(b)	ITC includes in-process research and development expenses of $1.1 million in 2006.

(c)	Represents unallocated items, not specifically identified to any particular business segment.

(d)	Includes share-based compensation expense of $6.4 million, $2.9 million and $1.6 million for Cardiovascular, ITC and Corporate, respectively, for the fiscal year ended 2008, $6.9 million, $3.0 million and $1.5 million for Cardiovascular, ITC and Corporate, respectively, for the fiscal year ended 2007 and $5.5 million, $2.7 million and $1.4 million for Cardiovascular, ITC and Corporate, respectively, for the fiscal year ended 2006.

(e)	Relates to litigation expenses not specifically identified to a particular business segment.

(f)	Capital expenditures include inventory transfers of $2.5 million, $2.7 million and $1.6 million for fiscal 2008, 2007 and 2006 respectively, related to our Cardiovascular division and $0.6 million, $1.0 million and $0.3 million for fiscal 2008, 2007 and 2006 respectively, related to our ITC division.

Geographic Areas:

	For the Fiscal Years Ended
	2008	2007	2006
	(in thousands)
Product sales:
Domestic	$232,567	$169,786	$162,089
International	80,997	64,994	52,044

Total	$313,564	$234,780	$214,133

16. Net Income Per Share
     Basic and diluted net income (loss) per share were calculated as follows:

	For the Fiscal Years Ended
	2008	2007	2006
	(in thousands, except per share data)
Net income (loss) for basic and diluted calculation	$18,331	$(603)	$470

Weighted average number of common shares-basic	55,097	53,493	52,155
Dilutive effect of stock-based compensation plans	1,099	—	1,115

Weighted average number of common shares-diluted	56,196	53,493	53,270

Net income (loss) per share
Basic and diluted	$0.33	$(0.01)	$0.01

     Basic net income per common share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per common share reflects the potential dilution that could occur, using the treasury stock method, if securities or other contracts to issue common stock were exercised or converted into common stock.

	For the Fiscal Years Ended
	2008	2007	2006
	(in thousands)
Options to purchase shares not included in the computation of diluted net income (loss) per share because their inclusion would be antidilutive	1,284	3,215	1,895
     The computation of diluted net income (loss) per share for fiscal years 2008, 2007 and 2006, excludes the effect of assuming the conversion of our senior subordinated convertible notes, which are convertible at $19.72 per share into 7.3 million shares of common stock, because the effect would have been antidilutive.

17. Quarterly Results of Operations (Unaudited)
     The following is a summary of our unaudited quarterly results of operations for 2008 and 2007:

	First	Second	Third	Fourth
	(in thousands, except per share data)
Fiscal Year 2008:
Product sales	$64,427	$82,648	$80,815	$85,674
Gross profit	35,837	50,823	48,770	50,568
Net income (loss)	(678)	7,624	6,108	5,277
Net income (loss) per share
Basic	$(0.01)	$0.14	$0.11	$0.10
Diluted	$(0.01)	$0.14	$0.11	$0.09
Fiscal Year 2007:
Product sales	$57,310	$57,333	$56,055	$64,082
Gross profit	34,513	33,685	32,348	35,718
Net income (loss)	(1,213)	315	(2,389)	2,684
Net income (loss) per share
Basic	$(0.02)	$0.01	$(0.04)	$0.05
Diluted	$(0.02)	$0.01	$(0.04)	$0.05
18. Subsequent Event
     On February 12, 2009, we entered into a definitive merger agreement with HeartWare International, Inc. (“HeartWare”), a company listed on the Australian stock exchange under which we will acquire HeartWare for a consideration currently valued at approximately $282 million, of which approximately 50% will be paid in cash and approximately 50% will be paid in shares of Thoratec common stock. Based on a Thoratec common stock price of $26.25 per share, this reflects the February 12, 2009 price of $0.86 for each HeartWare Chess Depositary Interest (CDI), or AUS $1.32 based on the February 12, 2009 U.S.$/AUS$ exchange rate of 1.5265.
     Under this definitive merger agreement, each share of HeartWare common stock (representing 35 CDIs) will be converted into the right to receive $14.30 in cash and 0.6054 of a share of Thoratec common stock, subject to certain potential adjustments. Prior to the closing of the transaction, the CDIs will be converted into the underlying shares of common stock of HeartWare and exchanged for the merger consideration. The boards of directors of both companies have approved the transaction. The transaction is subject to approval of HeartWare’s stockholders and satisfaction of other customary closing conditions, including regulatory clearance and therefore, there are no assurances that the proposed transaction will be consummated.